Exhibit 4.2

Agreement and Plan of Merger

by and among

Gilat Satellite Networks Ltd.,

 Spacenet Inc.,

Wideband Acquisition Corporation,

Wavestream Corporation and

Shareholder Representative Services LLC

Dated as of October 12, 2010

- i -

Table of Contents
(continued)

- ii -

Table of Contents
(continued)

- iii -

Exhibits & Schedules

Schedules:

Schedule 1.1(a)	Selected Definitions
Schedule 1.1(b)	Company Knowledge Parties
Schedule 2.6(a)	Allocation Certificate
Schedule 2.9	Indicative Form of Closing Payment Schedule
Schedule 6.2(g)	Parties to Stockholder Releases
Schedule 6.2(h)	Parties to Executive Stockholder Releases
Schedule 6.2(i)	Assignment Consents
Company Disclosure Schedule

Exhibits:

Exhibit A	Certificate of Merger
Exhibit B-1	Form of Stockholder Release
Exhibit B-2	Form of Executive Stockholder Release

- iv -

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is dated as of October 12, 2010 (the “Execution Date”), among Gilat Satellite Networks Ltd., an Israeli corporation (“Gilat”), Spacenet Inc., a Delaware corporation (“Parent”), Wideband Acquisition Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), Wavestream Corporation, a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as Stockholder Representative.  Each of Gilat, Parent, Merger Sub and the Company is a “Party” and together, the “Parties.”

Recitals:

Whereas, the respective Boards of Directors of Gilat, Parent, Merger Sub and the Company have approved and declared advisable and in the best interests of each corporation and its respective stockholders this Agreement and the transactions contemplated thereby, including the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein;

Whereas, pursuant to the Merger and subject to the terms and conditions of this Agreement, (i) all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein, and (ii) all of the issued and outstanding options and warrants to purchase capital stock of the Company shall terminate and be converted into the right to receive the consideration set forth herein; and

Whereas, the Board of Directors of the Company has unanimously determined that the Merger is fair to, and in the best interests of, the Stockholders, and approved and declared advisable this Agreement, the Merger and the transactions contemplated hereby.

Now, Therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

Definitions; Construction

Section 1.1    Definitions.  The following capitalized terms as used herein shall have the meanings ascribed to them in this Article I:

“Adjusted Final Merger Consideration” has such meaning as set forth in Section 2.11(f).

“Adjustment Documents” has such meaning as set forth in Section 2.11(c).

“Affiliate” means, with respect to a Person, (i) any holder of 10% or more of the capital stock (measured on a fully diluted basis) of such Person, (ii) any director, or executive officer of such Person, (iii) any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person or (iv) any member of the immediate family of any such Persons.

“Agreement” has such meaning as set forth at the beginning of this Agreement.

“Allocation Certificate” has such meaning as set forth in Section 2.6(a).

“Allocation Certificate Items” means all share numbers and dollar amounts set forth on the Allocation Certificate provided to Parent as of the date of this Agreement, as updated from time to time by the Company in accordance with the terms of this Agreement, including the Final Allocation Certificate.

“Audited Financial Statements” has such meaning as set forth in Section 3.7(a).

“Basket” has such meaning as set forth in Section 7.3(b).

“Business Day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in San Diego, California.

“Certificate of Merger” has such meaning as set forth in Section 2.2.

“Certificate” shall mean, with respect to shares of Company Capital Stock, certificates that, immediately prior to the Effective Time, represented any such shares, and with respect to Company Warrants, the appropriate corresponding documentation that, immediately prior to the Effective Time, represented such securities.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CGCL” means the California General Corporation Law, as amended.

“Change in Control Agreements” has such meaning as set forth on Schedule 1.1(a).

“Change in Control Amounts” shall mean amounts payable on the Closing Date by the Company in connection with or as a result, in whole or in part, of the consummation of the Merger pursuant to the terms of the Change in Control Agreements.

“Claim” has such meaning as set forth in Section 5.7(b).

“Claim Notice” has such meaning as set forth in Section 7.4(a).

“Closing” has such meaning as set forth in Section 2.2.

“Closing Adjustment” has such meaning as set forth in Section 2.11(a).

“Closing Date” has such meaning as set forth in Section 2.2.

“Closing Date Cash Amount” means the aggregate amount of cash and cash equivalents of the Company and its Subsidiaries on a consolidated basis as of the Closing Date after all Closing Payments have been made.

“Closing Date Balance Sheet” means the consolidated balance sheet of the Company immediately prior to the Effective Time.

“Closing Net Working Capital” means, with respect to the Closing Date Balance Sheet, (i) total current assets of the Company, including accounts receivable (net of allowances for doubtful accounts), inventory (net of reserves), prepaid expenses and security deposits, less (ii) total current liabilities of the Company, including accounts payable, accrued vacation, accrued performance bonuses related to 2010, accrued payroll, accrued incentive compensation, product warranty reserve, accrued Taxes (other than federal and state income Taxes) and other accrued liabilities, in all cases as determined in a manner consistent with the Company’s past practices, and with respect to each such item, in accordance with GAAP; provided, however, that (i) cash and cash equivalents, (ii) the current portion of the Company Capital Lease and long term debt (and the accounts receivable line of credit), (iii) accrued Transaction Expenses and (iv) accrued federal and state income Taxes shall not be included in calculating Closing Net Working Capital.  The determination of current assets and current liabilities for working capital purposes shall be performed without regard to the current portion of deferred tax assets and liabilities.

“Closing Payment Schedule” has such meaning as set forth in Section 2.9(a)(i).

“Closing Payments” means the SVB Indebtedness, the Company Capital Lease, the Change in Control Amounts, the Discretionary Bonus Amount, the Transaction Expenses, the D&O Policy Tail Fee and the Company Filing Fees.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Warrant Consideration” has such meaning as set forth in Section 2.6(c)(iii).

“Company” has such meaning as set forth at the beginning of this Agreement.

“Company Board” means the Board of Directors of the Company.

“Company Bylaws” has such meaning as set forth in Section 3.4(a).

“Company Capital Lease” means the Finance Lease Agreement, dated as of September 2, 2009, by and between Electro Rent Corporation and the Company.

“Company Capital Stock” means the Company Common Stock and Company Preferred Stock.

“Company Charter” has such meaning as set forth in Section 3.4(a).

“Company Common Stock” means all outstanding shares of common stock of the Company, par value $0.001, as of the Closing Date.

“Company Common Warrants” means any warrants to purchase or otherwise acquire Company Common Stock, including the warrants set forth on Section 3.2(d) of the Company Disclosure Schedule.

“Company Contract” means any Contract to which the Company is a party or to which the Company or any of its properties or assets (whether tangible or intangible) is subject or bound.

“Company Disclosure Schedule” has such meaning as set forth in the preamble in Article III.

“Company Filing Fees” shall mean the Company’s portion of the applicable filings fees under the HSR Act in connection with the Merger pursuant to Section 5.5.

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company.

“Company License Agreements” has such meaning as set forth in Section 3.17(h).

“Company Material Adverse Effect” means any fact, event, circumstance or effect, other than any Excluded Event, that (i) is material and adverse to the business, the financial condition or results of operations of the Company, taken as a whole, or (ii) prevents or materially delays the ability of the Company to perform in all material respects its obligations under this Agreement or to consummate the transactions in accordance with the terms hereof; provided, however, if any Excluded Event in subsection (iii), (iv) or (v) of the definition of Excluded Event affects the Company disproportionately relative to other participants in the telecommunications industry, such Excluded Event in subsection (iii), (iv) or (v) of the definition of Excluded Event shall be considered in determining whether a Company Material Adverse Effect has occurred.  A Key Contract Adverse Event shall be deemed a Company Material Adverse Effect.

“Company Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability.

“Company Option Plan” means the Company’s 2001 Stock Plan, as amended.

“Company Options” means the options to purchase shares of the Company Common Stock issued pursuant to the Company Option Plan.

“Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company.

“Company Permits” has such meaning as set forth in Section 3.12(a).

“Company Plan” means a “pension plan” (as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan)), a “welfare plan” (as defined in Section 3(1) of ERISA), or any other material written or oral bonus, change in control, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, equity compensation, holiday pay, vacation, retention, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement or understanding, in each case currently maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates currently contributes or otherwise may have any liability in respect of any former or current Employee.

“Company Preferred Stock” means the Company Series A Preferred Stock and the Company Series B Preferred Stock.

“Company Products” has such meaning as set forth in Section 3.17(c).

“Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

“Company Securityholders” means the holders of outstanding shares of Company Capital Stock, Company Warrants and Company Options, as of the Effective Time.

“Company Series A Preferred Stock” means all outstanding shares of Series A Preferred Stock of the Company, par value $0.001, as of the Effective Time.

“Company Series B Preferred Stock” means all outstanding shares of Series B Preferred Stock of the Company, par value $0.001, as of the Effective Time.

“Company Series A Preferred Warrants” means any warrants to purchase or otherwise acquire Company Series A Preferred Stock, including the warrants set forth on Section 3.2(d) of the Company Disclosure Schedule.

“Company Series B Preferred Warrants” means any warrants to purchase or otherwise acquire Company Series B Preferred Stock, including the warrants set forth on Section 3.2(d) of the Company Disclosure Schedule.

“Company Warrants” means the Company Common Warrants, the Company Series A Preferred Warrants and the Company Series B Preferred Warrants.

“Compensation Agreements” has such meaning as set forth in Section 3.15.

“Confidentiality Agreement” has such meaning as set forth in Section 5.4.

“Contract” means any note, bond, mortgage, indenture, lease, contract, insurance policy, covenant or other agreement (written or oral), instrument or commitment, permit, concession, franchise or license.

“CPR” has such meaning as set forth in Section 9.8(b).

“CPR Rules” has such meaning as set forth in Section 9.8(b).

“D&O Insurance” has such meaning as set forth in Section 5.7(c).

“D&O Policy Tail Fee” shall mean all fees and expenses incurred by the Company in connection with obtaining the D&O Insurance pursuant to Section 5.7(c).

“Damages” means all assessments, losses, damages, Liabilities, debts, charges (including judgments and decrees which give rise to any of the foregoing), costs and expenses, including, without limitation, interest, penalties, liquidated damages, court costs, reasonable attorney’s fees and expenses; provided, however, Damages shall exclude any punitive damages and damages associated with any lost profits or lost opportunities (including the loss of future revenue, income or profits, diminution of value or loss of business reputation).

“DGCL” means the Delaware General Corporation Law, as amended.

“Dispute” has such meaning as set forth in Section 9.8(a).

“Dispute Notice” has such meaning as set forth in Section 9.8(b).

“Disputing Party” has such meaning as set forth in Section 9.8(a).

“Discretionary Bonus Amount” has such meaning as set forth on Schedule 1.1(a).

“Dissenting Shares” has such meaning as set forth in Section 2.7.

“Dissenting Stockholder” has such meaning as set forth in Section 2.7.

“Earnout Determination Date” has such meaning as set forth in Section 2.10(a)(iv).

“Earnout Payment” has such meaning as set forth in Section 2.10(a)(i).

“Earnout Payment Dispute Notice” has such meaning as set forth in Section 2.10(a)(ii).

“Earnout Period” has such meaning as set forth in Section 2.10(b)(i).

“Effective Time” has such meaning as set forth in Section 2.2.

“Employee” means any current, former or retired employee, consultant, officer or director of the Company.

“Employment Agreements” has such meaning as set forth in Section 3.14(a).

“Environmental Law” means any law, past or present and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

“Escrow Account” has such meaning as set forth in Section 2.9(b).

“Escrow Agent” shall mean Deutsche Bank (or its trust/escrow services division).

“Escrow Agreement” shall mean the escrow agreement relating to indemnification claims under this Agreement, in the form reasonably acceptable to Parent and the Company, executed by Parent, the Stockholder Representative and the Escrow Agent.

“Escrow Amount” has such meaning as set forth in Section 2.9(b).

“Escrow Release Date” has such meaning as set forth in Section 2.9(b).

“Estimated Closing Date Balance Sheet” has such meaning as set forth in Section 2.11(a).

“Estimated Closing Net Working Capital” has such meaning as set forth in Section 2.11(a).

“Estimated NOL Suspension Amount” has such meaning as set forth in Section 2.9(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” shall mean the exchange agreement, in the form reasonably acceptable to Parent and the Company, executed by Parent and the Paying Agent.

“Excluded Event” means any one or more of the following: (i) changes in Laws, rules or regulations of general applicability or interpretations thereof by Governmental Authority, (ii) changes in United States generally accepted accounting principles, (iii) general changes in economic conditions or general changes in the industry in which the Company operates generally, (iv) changes in general financial or capital market conditions, (v) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (vi) earthquakes, hurricanes, other natural disasters or acts of God, (vii) failure to meet internal projections or forecasts (provided that the underlying causes of any such change shall not be excluded pursuant to this clause (vii)), or (viii) changes resulting from any action or omission taken with the prior written consent of Merger Sub and Parent, or as otherwise expressly permitted or required by this Agreement, or any action otherwise taken by Merger Sub, Parent or any Parent Subsidiaries.

“Execution Date” has such meaning as set forth at the beginning of this Agreement.

“Executive Stockholder Release” has such meaning as set forth in Section 6.2(h).

“Exon-Florio” means the Exon-Florio Amendment to the Defense Production Act of 1950, as amended.

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigations, expert witnesses, consultants, accountants, valuation experts and other professionals).

“Extension Days” mean the number of days (but not less than zero) equal to (i) the sum of (x) the number of Business Days that elapse between the Execution Date and the filing by the Parties of the draft notice to CFIUS pursuant to Section 5.5, plus (y) the number of Business Days that elapse between the filing by the Parties of the draft notice to CFIUS pursuant to Section 5.5 and the filing of the formal CFIUS Notice, less (ii) five (5) Business Days.

“Final Allocation Certificate” shall have such meaning as set forth in Section 2.6(a).

“Financial Statements” has such meaning as set forth in Section 3.7(b).

“GAAP” means United States generally accepted accounting principals, applied on a basis consistent with the basis on which the Financial Statements were prepared.

“Gilat” has such meaning as set forth at the beginning of this Agreement.

“Governmental Authority” means any United States and/or foreign, federal, state, provincial, local or other governmental authority of any kind or nature, including any department, subdivision, commission, board, bureau, agency or instrumentality thereof, any court and any administrative agency, and any comparable body performing any governmental functions.

“Government Contract” means any Government Prime Contract or Government Subcontract, together with any modifications, amendments or waivers thereto, as to which either (i) any performance is outstanding; (ii) the Government has not made final payment; (iii) any routine cost audits have not been completed; or (iv) there is any outstanding audit, investigation, or dispute.  A task order or delivery order is not itself a Government Contract but is a part of the Government Contract under which it was issued.

“Government Prime Contract” means any Contract (including a prime contract, basic ordering agreement, letter contract, or purchase order) between the Company and any Governmental Authority.

“Government Proposal” has the meaning set forth in Section 3.25(h).

“Government Subcontract” means any Contract (including a subcontract, basic ordering agreement, letter subcontract, or purchase order) between the Company and any higher-tier contractor relating to a Contract issued by a Governmental Authority.

“Hazardous Substances” means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, lead-based paints, mold, methyl-tertiary butyl ether (MTBE), and PCBs, and (b) any chemicals, materials or substances (i) that are listed, regulated, or defined under any applicable Environmental Law; (ii) that are defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “chemical substances,” “radioactive materials,” “solid wastes,” or other similar designations in any Environmental Law; or (iii) that pose a hazard to human health, safety, natural resources, employees, or the environment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-the-Money Common Warrant” has such meaning as set forth in Section 2.6(c)(iii).

“In-the-Money Option” has such meaning as set forth in Section 2.6(c)(i).

“In-the-Money Series A Preferred Warrant” has such meaning as set forth in Section 2.6(c)(iii).

“In-the-Money Series B Preferred Warrant” has such meaning as set forth in Section 2.6(c)(iii).

“In-the-Money Warrants” has such meaning as set forth in Section 2.6(c)(iii).

“Indebtedness” means any indebtedness of the Company, whether or not contingent, (a) in respect of borrowed money (including term loans, accounts receivable line of credit and other debt facilities); (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (c) the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP (including the Company Capital Lease); (d) consisting of the balance deferred and unpaid of the purchase price of any property; (e) any other items that would be appear as a liability upon a balance sheet of the Company prepared in accordance with GAAP; or (f) all indebtedness of others which is either secured by a Lien on any asset of the Company or guaranteed by the Company.

“Indemnified Parties” has such meaning as set forth in Section 5.7(b).

“Indemnified Party” has such meaning as set forth in Section 7.4(a).

“Indemnifying Party” has such meaning as set forth in Section 7.4(a).

“Indemnity Claim” means the amount of any and all Losses incurred by an Indemnified Party.

“Independent Auditor” has such meaning as set forth in Section 2.10(a)(iii).

“Information Statement” has such meaning as set forth in Section 5.3.

“Initial Outside Date” has such meaning as set forth in Section 8.1(d).

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (a) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (e) domain names, uniform resource locators and other names and locators associated with the Internet; (f) all Software; (g) all industrial designs and any registrations and applications therefor throughout the world; (h) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (i) all databases and data collections and all rights therein throughout the world; (j) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (k) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Inventory” shall mean all inventory of the Company, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Company in the production of Company Products.

“International Trade Laws and Regulations” means all applicable Law concerning the importation of merchandise, the export or re-export of products, services and technology, including United States Code, Title 13, Chapter 9 Collection and Publication of Foreign Commerce and Trade Statistics administered by the United States Census Bureau, the Tariff Act of 1930, as amended, and other laws administered by the United States Customs and Border Protection, regulations issued or enforced by the United States Customs and Border Protection, the Export Administration Act of 1979, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act of 1976, ITAR, any other export controls administered by an agency of the U.S. Government, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Persons, the embargoes and restrictions administered by the United States Office of Foreign Assets Control, the Federal Corrupt Practices Act of 1977, the anti-boycott regulations administered by the United States Department of Commerce, the anti-boycott regulations administered by the United States Department of the Treasury, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement, antidumping and countervailing duty laws and regulations, laws and regulations by other countries implementing the OECD Convention on Combating Bribery of Foreign Officials.

“ITAR” means the International Traffic in Arms Regulations set forth at 22 C.F.R. Parts 120 et. seq.

“Key Contract” has such meaning as set forth on Schedule 1.1(a).

“Key Contract Adverse Event” has such meaning as set forth on Schedule 1.1(a).

“Knowledge” means (a) the actual knowledge of the individuals listed on Schedule 1.1(b) hereto, and (b) the knowledge that each such person has obtained, or would reasonably be expected to obtain, from a reasonable inquiry of such person’s direct reports or the other most senior employee who would reasonably be expected to have knowledge of the accuracy of the applicable representations and warranties set forth in Article III.

“Law” means, as to any Person, any statute, rule, regulation, ordinance, code, guideline, law, judicial decision, determination, order (including any injunction, judgment, writ, award or decree), or consent of the Court, other Governmental Authority or arbitrator, in each case applicable to or binding upon such Person, including the conduct of its business, or any of its assets or revenues to which such Person or any of its assets or revenues are subject.

“Legal Compliance Failures” means, as to the Company or any Subsidiary, any Liability resulting from the failure of the Company or any Subsidiary prior to the Closing Date to comply with any order of any Governmental Authority or any Law applicable to the Company or any Subsidiary, its respective employees (including the classification thereof), any of its respective properties or assets or its business operations.  Legal Compliance Failures shall also include any Liability of the Company or any Subsidiary, or to the Knowledge of the Company, any of its other Affiliates, arising from  each of the following: (i) reports of audits or other investigations by a Governmental Authority of any Government Contract (present or within the past five (5) years) or Government Proposal or decisions of Governmental Authority officials that conclude that the Company engaged in overcharging or defective pricing or otherwise violated the FAR or U.S. Federal Cost Accounting Standards (CAS) in its estimating, accrual or allocation of indirect costs, and with respect to direct costs, any such costs disallowed to the extent such disallowance is caused by any inconsistency with the relevant CAS Disclosure Statement submitted by the Company or any of its Affiliates or (ii) audits or other investigations by a Governmental Authority with respect to the Company’s or any Subsidiary’s employees or consultants or their use in connection with the Company’s or any Subsidiary’s business.

“Liabilities” or “Liability” means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

“Liens” has such meaning as set forth in Section 3.11(a).

“Losses” has such meaning as set forth in Section 5.7(b).

“Material Contract” has such meaning as set forth in Section 3.21(a).

“Merger” has such meaning as set forth in Recitals hereof.

“Merger Consideration” means (A) the sum of $130,000,000 (One Hundred Thirty Million Dollars), the Earnout Payment (as determined in connection with Section 2.10) and the Closing Date Cash Amount (prior to the payment of the Closing Payment Schedule), less (B) the amounts listed on the Closing Payment Schedule, which shall include all Closing Payments.

“Merging Corporations” means Merger Sub and the Company, collectively.

“Merger Sub” has such meaning as set forth at the beginning of this Agreement.

“Negotiation Period” has such meaning as set forth in Section 9.8(a).

“Net Working Capital Adjustment” has such meaning as set forth in Section 2.11(f).

“New Benefit Plans” has such meaning as set forth in Section 5.8(a).

“NOL Suspension” has such meaning as set forth in Section 2.9(c).

“Notice Period” has such meaning as set forth in Section 7.4(b).

“Option Consideration” has such meaning as set forth in Section 2.6(c)(i).

“Ordinary Course Grants” has such meaning as set forth in Section 5.1(d).

“Ordinary Course Terms” has such meaning as set forth in Section 5.1(d).

“Outside Date” has such meaning as set forth in Section 8.1(d).

“Parachute Payment Waiver” has such meaning as set forth in Section 5.11(a).

“Parent” has such meaning as set forth at the beginning of this Agreement.

“Parent Accountant” has such meaning as set forth in Section 2.11(b).

“Parent Material Adverse Effect” has such meaning as set forth in Section 4.3.

“Parent Representatives” has such meaning as set forth in Section 5.4.

“Parent Subsidiaries” has such meaning as set forth in Section 4.5.

“Party”, and together, “Parties”, have such meaning as set forth in the beginning of this Agreement.

“Paying Agent” has such meaning as set forth in Section 2.8(a).

“Payment Fund” has such meaning as set forth in Section 2.8(a).

“PCB” means polychlorinated biphenyls.

“Per Share Amount” shall mean an amount of cash equal to the quotient obtained by dividing (a) the sum of (i) the Merger Consideration (as adjusted pursuant to Section 2.11), plus (ii) the sum of the aggregate exercise prices of the total issued and outstanding In-the-Money Common Options and In-the-Money Common Warrants, less (iii) the Preferred Preference that is payable in respect of any shares of Company Preferred Stock outstanding as of the Effective Time, by (b) the Total Outstanding Common Shares, rounded to the nearest one-hundred thousandth (0.00001) (with amounts of 0.000005 and above rounded up).

“Permitted Liens” means easements, covenants, conditions, restrictions and other similar matters of record on real property, leasehold estates, personal property or intangible property that do not in any material respect detract from the value or marketability thereof and do not individually or in the aggregate in any material respect interfere with or restrict the present use of the property subject thereto.

“Person” means an individual, company, agency, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and that portion of any Straddle Period that ends on the Closing Date.

“Pre-Closing Taxes” means any Taxes allocable to the Pre-Closing Tax Period.  For this purpose, (i) any Taxes relating to a Straddle Period that are not based on or measured by income, receipts or payroll or other compensation expenses shall be allocable to the Pre-Closing Tax Period in an amount equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period; and (ii) any Taxes based on or measured by income, receipts or payroll or other compensation expenses relating to a Straddle Period shall be allocable to the Pre-Closing Tax Period based on an interim closing of the books as of the close of business on the Closing Date.

“Preferred Preference” shall mean that amount, calculated as of the Closing, equal to the sum of (a) the Series A Preferred Preference and (b) the Series B Preferred Preference.

“Proceedings” means any claims, controversies, demands, actions, lawsuits, investigations, proceedings or other disputes, formal or informal, including any by, involving or before any arbitrator or any Governmental Authority.

“Purchase Orders” has such meaning as set forth on Schedule 1.1(a).

“Purchase Proposal” means any written proposal, offer or indication of interest from any Person relating to (a) a merger, consolidation, recapitalization, share exchange or other similar business transaction involving the Company; (b) the acquisition by any Person in any manner of a number of shares of any class of equity securities of the Company greater than fifty percent (50%) of the number of such shares outstanding before such acquisition; or (c) the acquisition by any Person in any manner, directly or indirectly, of over fifty percent (50%) of the consolidated assets of the Company, in each case, other than the transactions contemplated by this Agreement.

“Registered Intellectual Property” shall mean all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (c) registered copyrights and applications for copyright registration; and (d) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

“Requisite Stockholder Approval” means the approval of this Agreement and the transactions contemplated thereby by the requisite number of Stockholders required to approve this Agreement and the transactions contemplated hereby as provided by the DGCL, the CGCL and the Company Charter and Company Bylaws.

“Retention Account” has such meaning as set forth in Section 7.6(e).

“Retention Amount” has such meaning as set forth in Section 7.6(e).

“Revenue” has such meaning as set forth in Section 2.10(b)(ii).

“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Remediation” means any abatement, investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Preference” shall mean that amount set forth in the Allocation Schedule.

“Series A Preferred Preference Per Share” shall mean the amount equal to the quotient obtained by dividing (a) the sum of (i) Series A Preferred Preference plus (ii) the aggregate exercise prices of the In-the-Money Series A Preferred Warrants, by (b) the Total Outstanding Series A Preferred Shares, rounded to the nearest one-hundred thousandth (0.00001) (with amounts of 0.000005 and above rounded up).

“Series A Preferred Warrant Consideration” has such meaning as set forth in Section 2.6(c)(iii).

“Series B Preferred Preference” shall mean that amount set forth in the Allocation Schedule.

“Series B Preferred Preference Per Share” shall mean the amount equal to the quotient obtained by dividing (a) the sum of (i) Series B Preferred Preference plus (ii) the aggregate exercise prices of the In-the-Money Series B Preferred Warrants, by (b) the Total Outstanding Series B Preferred Shares, rounded to the nearest one-hundred thousandth (0.00001) (with amounts of 0.000005 and above rounded up).

“Series B Preferred Warrant Consideration” has such meaning as set forth in Section 2.6(c)(iii).

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Stockholder Release” has such meaning as set forth in Section 6.2(g).

“Stockholder Representative” has such meaning as set forth in Section 7.6.

“Stockholder Representative Account” has such meaning as set forth in Section 7.6(d).

“Stockholder Representative Account Fund” has such meaning as set forth in Section 7.6(d).

“Stockholder Representative Account Release Date” has such meaning as set forth in Section 7.6(d).

“Stockholders” means the stockholders of the Company.

“Straddle Period” means any taxable period that begins on or before, but ends after, the Closing Date.

“Subsidiary” means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity means.

“Surviving Corporation” has such meaning as set forth in Section 2.1.

“SVB Indebtedness” shall mean all outstanding principal, accrued but unpaid interest and any other amounts due and payable on the Closing Date in connection with the repayment in full on the Closing Date of (i) that certain Loan and Security Agreement, dated as of May 7, 2008, by and between the Company and Silicon Valley Bank, as amended by that certain Amendment to Loan and Security Agreement, dated as of September 9, 2008, by and between the Company and Silicon Valley Bank and that certain Amendment to Loan and Security Agreement, dated as of April 23, 2010, by and between the Company and Silicon Valley Bank and (ii) that certain Loan and Security Agreement, dated as of August 13, 2004, by and between the Company and Silicon Valley Bank, as amended by that certain Assumption and Amendment to Loan and Security Agreement, dated as of April 2, 2007, by and between the Company and Silicon Valley Bank.  SVB Indebtedness shall include without limitation the items listed on Schedule 2.9 as owed to Silicon Valley Bank as of the Closing Date.

“Target Net Working Capital” has such meaning as set forth in Section 2.11(a).

“Tax Returns” has such meaning as set forth in Section 3.9(a).

“Taxes” has such meaning as set forth in Section 3.9(a).

“Third-Party Claim” has such meaning as set forth in Section 7.4(a).

“Treasury Regulation” means the temporary and final regulations promulgated under the Code.

“Total Outstanding Common Shares” shall mean the sum of (a) the aggregate number of shares of Company Common Stock issued and outstanding as of the Effective Time, (b) the aggregate number of shares of Company Common Stock issuable upon the exercise of outstanding In-the-Money Options as of the Effective Time and (c) the aggregate number of shares of Company Common Stock issuable upon the exercise of outstanding In-the-Money Common Warrants of the Effective Time.

“Total Outstanding Series A Preferred Shares” shall mean the sum of (a) the aggregate number of shares of Company Series A Preferred Stock issued and outstanding as of the Effective Time and (b) the aggregate number of shares of Company Series A Preferred Stock issuable upon the exercise of outstanding In-the-Money Series A Preferred Warrants as of the Effective Time.

“Total Outstanding Series B Preferred Shares” shall mean the sum of (a) the aggregate number of shares of Company Series B Preferred Stock issued and outstanding as of the Effective Time and (b) the aggregate number of shares of Company Series B Preferred Stock issuable upon the exercise of outstanding In-the-Money Series B Preferred Warrants as of the Effective Time.

“Transaction Expenses” means all fees, costs and expenses incurred by the Company with respect to any legal, investment banking, tax and stockholder representative advisors retained by the Company prior to the Effective Time in connection with the transactions contemplated by this Agreement.

“Unaudited Financial Statements” has such meaning as set forth in Section 3.7(b).

“Wage and Hour Laws” shall have such meaning as set forth in Section 3.14(c).

“Wavestream Asia” has such meaning as set forth in Section 3.6.

“Warrant Consideration” has such meaning as set forth in Section 2.6(c)(iii).

“Worker Safety Laws” has such meaning as set forth in Section 3.12(c).

Section 1.2             Construction.  Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other gender, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and will be deemed to be followed by the words “without limitation”, (d) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s) and (f) the terms “year” and “years” mean and refer to calendar year(s).  Unless otherwise set forth herein, references in this Agreement to (a) any document, instrument or agreement (including this Agreement) include (1) all exhibits, schedules and other attachments thereto, (2) all documents, instruments or agreements issued or executed in replacement thereof and (3) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (b) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect through the Closing Date.  All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.  This Agreement will not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.  All accounting terms not specifically defined herein will be construed in accordance with GAAP.

ARTICLE II

The Merger

Section 2.1             The Merger.  Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (“Surviving Corporation”) and shall continue its corporate existence under the DGCL.

Section 2.2             Closing; Effective Time.  The closing of the Merger (the “Closing”) shall take place as promptly as practicable after the execution and delivery of this Agreement by the parties hereto, but no later than two (2) Business Days following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are satisfied at Closing, but subject to the waiver or fulfillment of those conditions) at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, San Diego, California 92130, at 10:00 a.m., local time, or at such other time and place as Parent and the Company shall agree (the “Closing Date”).  The Parties acknowledge and agree that time is of the essence with respect to the Closing, and will use commercially reasonable efforts to satisfy the conditions set forth in Article VI and effectuate the Closing as promptly as practicable.  On the Closing Date and subject to the terms and conditions hereof, the Parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with and accepted by the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger, such time being referred to herein as the “Effective Time.”

Section 2.3             Effects of the Merger.  At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of the DGCL, this Agreement and the Certificate of Merger.  Without limiting the generality of the foregoing and subject thereto, as of the Effective Time, all properties, rights, immunities, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4             Certificate of Incorporation; Bylaws.

(a)           At and following the Effective Time, the Certificate of Incorporation of the Company attached to the Certificate of Merger filed in the State of Delaware, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein, by the DGCL or by applicable Law.

(b)           At and following the Effective Time, the bylaws of the Surviving Corporation shall be amended to read the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and shall be the bylaws of the Surviving Corporation, until amended as provided therein, by the DGCL or by applicable Law.

Section 2.5             Directors; Officers.

(a)           The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b)           The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided by the bylaws of the Surviving Corporation or as otherwise provided by Law.

Section 2.6             Effect of Merger on Capital Stock.

(a)           Allocation Certificate.  Upon the execution of this Agreement, the Company shall deliver to Parent and the Stockholder Representative a certificate (the “Allocation Certificate”) setting forth, as of the most recent practicable date: (i) the identity of each record holder of Company Capital Stock and the number of shares of Company Common Stock and/or Company Preferred Stock held by each such Stockholder; (ii) the identity of each holder of Company Options and Company Warrants and the number and type of shares of Company Capital Stock subject to each Company Option and Company Warrant; (iii) the portion of the Merger Consideration (as adjusted pursuant to Section 2.11) payable to each Company Securityholder pursuant to this Section 2.6; (iv) the amount of any required Tax withholding, if any, from the Merger Consideration (as adjusted pursuant to Section 2.11) to be paid to the Company Securityholders; (v) the portion of the Merger Consideration (as adjusted pursuant to Section 2.11) to be withheld from each Company Securityholder in establishing the Escrow Account; (vi) the portion of the Merger Consideration (as adjusted pursuant to Section 2.11) to be withheld from each Company Securityholder in establishing the Stockholder Representative Account; (vii) the portion of the Merger Consideration (as adjusted pursuant to Section 2.11) to be withheld from each Company Securityholder in establishing the Retention Account; (viii) the portion of the Merger Consideration (as adjusted pursuant to Section 2.11) to be paid to each Company Securityholder at Closing after deduction for the amounts set forth in (iv), (v), (vi) and (vii) above; (ix) the percentage of the Net Working Capital Adjustment to be paid to each Company Securityholder pursuant to Section 2.11(g); and (x) the percentage of the Earnout Payment to be paid to each Company Securityholder following the Earnout Determination Date pursuant to Section 2.10.  Between the date hereof and Closing, the Company shall provide Parent and the Stockholder Representative with one or more updates to the Allocation Certificate as necessary to reflect (x) changes in the ownership of the Company Capital Stock during such time and (y) any adjustments to the Merger Consideration in accordance with the terms and provisions of this Agreement, and shall deliver a final Allocation Certificate at the Closing setting forth the matters described above as of the Closing (the “Final Allocation Certificate”).  Such Final Allocation Certificate shall be deemed the definitive allocation of the Merger Consideration payable to the Company Securityholders (except with respect to changes resulting from adjustments to the Merger Consideration under Section 2.8(g), Section 2.10, Section 2.11, Section 2.12 and Article VII).

(b)           Effect on Company Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Securityholders:

(i)           Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted at the Effective Time into the right to receive an amount of cash, without interest, equal to the Series A Preferred Preference Per Share, as set forth on the Allocation Certificate, as may be adjusted pursuant to Section 2.8(g) and Article VII of this Agreement.

(ii)           Each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted at the Effective Time into the right to receive an amount of cash, without interest, equal to the Series B Preferred Preference Per Share, as set forth on the Allocation Certificate, as may be adjusted pursuant to Section 2.8(g) and Article VII of this Agreement.

(iii)           Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and shares of Company Common Stock to be cancelled in accordance with Section 2.6(e)) shall be converted at the Effective Time into the right to receive an amount of cash, without interest, equal to the Per Share Amount, as set forth on the Allocation Certificate, as may be adjusted pursuant to Section 2.8(g) and Article VII of this Agreement.

(iv)           All shares of Company Capital Stock, when so converted in accordance with this Section 2.6(b), shall no longer be outstanding and shall automatically be cancelled, and each holder of a Certificate representing any such shares of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive the applicable portion of the Merger Consideration (as adjusted pursuant to Section 2.11) with respect to such shares of Company Capital Stock in accordance with the terms of this Agreement.

(v)           Notwithstanding the foregoing, a portion of the Merger Consideration (as adjusted pursuant to Section 2.11) payable to each Company Securityholder pursuant to this Section 2.6(b) with respect to shares of Company Capital Stock owned by such Company Securityholder as of the Effective Time, as set forth on the Allocation Certificate, shall be (i) withheld and placed in escrow pursuant to the provisions of Section 2.9(b) and (ii) withheld and placed in the Stockholder Representative Account in accordance with Section 7.6(d).

(c)           Treatment of Company Options and Company Warrants.

(i)           No Company Option shall be assumed or otherwise replaced by Parent.  The Parties acknowledge that in accordance with the Company Option Plan, by virtue of the Merger and without any action on the part of the Company, Parent or Merger Sub or the holders of Company Options, each Company Option outstanding and unexercised immediately prior to the Effective Time shall be accelerated in full so that each such Company Option is fully vested and exercisable immediately prior to, but contingent upon, the Effective Time.  At the Effective Time, each holder of an outstanding and unexercised Company Option with a per share exercise price less than the Per Share Amount (each, an “In-the-Money Option”) shall be entitled to receive an amount, in cash, without interest, equal to the excess, if any, of the Per Share Amount over the per share exercise price of such In-the-Money Option (such amount being hereinafter referred to as the “Option Consideration”).  Parent shall, or shall cause the Company to, pay to the holders of In-the-Money Options the Option Consideration (after performing any required Tax withholding) as soon as practicable after the Effective Time and in any case within ten (10) Business Days thereafter.  Each Company Option outstanding and unexercised immediately prior to the Effective Time with a per share exercise price greater than or equal to the Per Share Amount shall automatically be cancelled as of the Effective Time without any consideration payable in respect thereof.  Notwithstanding the foregoing, a portion of the Option Consideration payable to each Company Securityholder pursuant to this Section 2.6(c)(i) with respect to In-the-Money Options held by such Company Securityholder, as set forth on the Allocation Certificate, shall be (i) withheld and placed in escrow pursuant to the provisions of Section 2.9(a) and (ii) withheld and placed in the Stockholder Representative Account in accordance with Section 7.6.  However, due to applicable legal limits on the duration of any deferral to option holders, any amounts not paid to holders of In-the-Money Options within five (5) years of the Effective Time will cease to be payable to such holders and instead shall be allocated to other Company Securityholders on a pro rata basis.

(ii)           Conditional upon the Closing, each Company Option shall be cancelled and terminated as of the Effective Time in accordance with the Company Option Plan, and no holder of any such Company Option or participant in the Company Option Plan shall have any rights thereafter with respect thereto, except the right to receive the applicable portion of the Option Consideration with respect to such Company Options in accordance with the terms of this Agreement.  Prior to the Effective Time, the Company shall take all actions reasonably necessary to effect the transactions anticipated by Section 2.6(c)(i) under the Company Option Plan and all Company Options, including delivering all required notices.

(iii)           By virtue of the Merger and without any action on the part of the Company, Parent or Merger Sub or the holders of Company Warrants, at the Effective Time:

(1)           each Company Common Warrant outstanding and unexercised immediately prior to the Effective Time with a per share exercise price less than the Per Share Amount (each, an “In-the-Money Common Warrant”) shall be entitled to receive an amount, in cash, without interest, equal to the excess, if any, of the Per Share Amount over the per share exercise price of such In-the-Money Common Warrant (such amount being hereinafter referred to as the “Common Warrant Consideration”);

(2)           each Company Series A Preferred Warrant outstanding and unexercised immediately prior to the Effective Time with a per share exercise price less than the Series A Preferred Preference Per Share (each, an “In-the-Money Series A Preferred Warrant”) shall be entitled to receive an amount, in cash, without interest, equal to the excess, if any, of the Series A Preferred Preference Per Share over the per share exercise price of such In-the-Money Series A Preferred Warrant (such amount being hereinafter referred to as the “Series A Preferred Warrant Consideration”); and

(3)           each Company Series B Preferred Warrant outstanding and unexercised immediately prior to the Effective Time with a per share exercise price less than the Series B Preferred Preference Per Share (each, an “In-the-Money Series B Preferred Warrant”, and collectively with the In-the-Money Common Warrants and the In-the-Money Series A Preferred Warrants, the “In-the-Money Warrants”) shall be entitled to receive an amount, in cash, without interest, equal to the excess, if any, of the Series B Preferred Preference Per Share over the per share exercise price of such In-the-Money Series B Preferred Warrant (such amount being hereinafter referred to as the “Series B Preferred Warrant Consideration”, and collectively with the Common Warrant Consideration and the Series A Preferred Warrant Consideration, the “Warrant Consideration”).

Upon surrender of such Company Warrants, such Company Warrants shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and each former holder of such Company Warrants shall cease to have any rights with respect thereto, except the right to receive the applicable portion of the Warrant Consideration with respect to such Company Warrants in accordance with the terms of this Agreement.  Parent shall, or shall cause the Paying Agent of the Company to, pay to the holders of In-the-Money Warrants the Warrant Consideration (after performing any required Tax withholding) as soon as practicable after the Effective Time and in any case within two (2) Business Days thereafter.  Each Company Warrant outstanding and unexercised immediately prior to the Effective Time with a per share exercise price greater than or equal to the Per Share Amount, or the Series A Preferred Preference Per Share or the Series B Preferred Preference Per Share, as the case may be, shall automatically be cancelled as of the Effective Time without any consideration payable in respect thereof.  Notwithstanding the foregoing, a portion of the Warrant Consideration payable to each Company Securityholder pursuant to this Section 2.6(c)(iii) with respect to In-the-Money Warrants held by such Company Securityholder shall be (i) withheld and placed in escrow pursuant to the provisions of Section 2.9(b) and (ii) withheld and placed in the Stockholder Representative Account in accordance with Section 7.6(d).  Prior to the Effective Time, the Company shall take all actions necessary to effect the transactions anticipated by Section 2.6(c)(iii) under the Company Warrants, including delivering all required notices.

(d)           Merger Sub Common Stock.  Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only shares of capital stock of the Surviving Corporation outstanding immediately after the Effective Time.  Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(e)           Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock held in the treasury of the Company and any shares of Company Common Stock owned by Parent or by any direct or indirect wholly-owned Subsidiary of Parent or the Company (including any shares of Company Common Stock issued by the Company pursuant to a stock option) immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

Section 2.7             Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, if required by the DGCL and the CGCL (but only to the extent required thereby), shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a Stockholder who properly exercises dissenters’ rights thereto in accordance with the DGCL or CGCL (a “Dissenting Stockholder”, and such shares “Dissenting Shares”) shall not be converted as described in Section 2.6, but the holder thereof shall only be entitled to such rights as are granted by the DGCL or CGCL.  If any Stockholder who holds Dissenting Shares as of the Effective Time effectively withdraws or loses (through passage of time, failure to demand or perfect, or otherwise) the right to demand and perfect appraisal rights under the DGCL or CGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares that were Dissenting Shares shall automatically be converted into and represent only the right to receive any portion of the Merger Consideration (as adjusted pursuant to Section 2.11) pursuant to and subject to Section 2.6 without interest thereon upon surrender of the certificate representing such shares.  The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments or notices served pursuant to the DGCL or CGCL on the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL or CGCL.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Company Capital Stock, or offer to settle any such demands.

Section 2.8             Exchange Procedures.

(a)           Paying Agent.  At or prior to the Effective Time, (i) Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange and paying agent, registrar and transfer agent (the “Paying Agent”) for the purpose of distributing the Merger Consideration (as adjusted pursuant to Section 2.11), and (ii) Parent shall deposit, or Parent shall otherwise take all steps necessary to cause to be deposited, in trust with the Paying Agent for the benefit of the Company Securityholders, cash in an aggregate amount sufficient to pay the Merger Consideration (as adjusted pursuant to Section 2.11), less the Escrow Amount, the Earnout Payment, the Stockholder Representative Account Fund and the Retention Amount (and less the amounts payable to holders of In-the-Money Options and In-the-Money Warrants, which are addressed in Section 2.6(c)), in accordance with the terms of this Agreement, and as set forth on the Allocation Schedule (such aggregate amount being hereinafter referred to as the “Payment Fund”).  For purposes of determining the aggregate amount of cash to be deposited by Parent pursuant to this Section 2.8, Parent shall assume that no Company Securityholder will perfect their right to appraisal of their Company Capital Stock under the DGCL or the CGCL.  The Payment Fund shall be used as provided herein and shall not be used for any other purpose.

(b)           Exchange Procedures.  At or prior to the Effective Time, Parent shall cause the Paying Agent to mail to each record holder of a Certificate or Certificates (i) a notice of the effectiveness of the Merger, (ii) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, which shall be in a form and contain such other provisions as Parent and the Company may determine necessary (including without limitation Tax information and Tax withholding matters), and (iii) instructions for use in surrendering such Certificates and receiving the Merger Consideration (as adjusted pursuant to Section 2.11) in respect thereof to which such holder is entitled under this Agreement.  Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto and including all reasonably requested Tax and other information, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (as adjusted pursuant to Section 2.11), as set forth on the Allocation Certificate, to be mailed as soon as practicable, but in no event more than ten (10) Business Days following receipt of such Certificate.  No interest or dividends will be paid or accrued on the Merger Consideration (as adjusted pursuant to Section 2.11).  If the Merger Consideration (as adjusted pursuant to Section 2.11) is to be delivered in the name of a person other than the person in whose name the Certificate surrendered is registered in the stock transfer records of the Company, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery shall pay any transfer or other Taxes required by reason of such delivery to a person other than the registered holder of the Certificate, or that such person shall establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.8(b), each Certificate (other than Certificates representing Dissenting Shares or Company Common Stock to be canceled pursuant to Section 2.6(e)) shall represent, for all purposes, only the right to receive an amount in cash equal to the Merger Consideration (as adjusted pursuant to Section 2.11) set forth on the Allocation Certificate without any interest or dividends thereon.  Notwithstanding anything in this Section 2.8(b) to the contrary, Parent shall cause the Paying Agent to distribute, with a copy to the Stockholder Representative, the form letter of transmittal promptly following the Execution Date to each record holder that, on an aggregate basis together with all Affiliates of such record holder, holds at least 500,000 shares of Company Capital Stock, and if such record holder surrenders to the Paying Agent (i) a duly executed letter of transmittal and (ii) the applicable Certificate(s) held by such holder, at least two (2) Business Days prior to the anticipated Closing Date, and such holder continues to be the record holder of such Company Capital Stock as of the Closing Date, then the holder of such Certificate(s) shall be entitled to receive, no later than one (1) Business Day after the Closing Date a wire transfer from the Paying Agent equal to such record holder’s portion of the Merger Consideration (as adjusted pursuant to Section 2.11) payable at Closing.

(c)           No Further Ownership Rights in Shares.  The consideration issued upon the surrender of Certificates in accordance with this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Capital Stock formerly represented thereby, subject only to the right to receive (i) the Escrow Amount, in accordance with the terms and conditions of Section 2.9(b) and the Escrow Agreement, (ii) the Stockholder Representative Account Fund, in accordance with Section 7.6(d), (iii) the Retention Amount, in accordance with Section 7.6(e) and (iv) the Earnout Payment, in accordance with Section 2.10.  After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Company Capital Stock, Company Options or Company Warrants that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article II.

(d)           Termination of Fund.  Any portion of the Payment Fund (including any amounts that may be payable to the former Company Securityholders of the Company in accordance with the terms of this Agreement) which remains unclaimed by the former Company Securityholders upon the eighteenth month anniversary of the Effective Time shall be returned to the Surviving Corporation, upon demand, and any former Company Securityholders who have not theretofore complied with this Article II shall, subject to Section 2.8(f), thereafter look only to the Parent and the Surviving Corporation only as general unsecured creditors thereof for payment of any Merger Consideration (as adjusted pursuant to Section 2.11), without any interest or dividends thereon, that may be payable in respect of each share of Company Capital Stock, or Company Option or Company Warrant, as the case may be, held by such Company Securityholder.

(e)           Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent or the Surviving Corporation may direct, as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Certificate, Parent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (as adjusted pursuant to Section 2.11) to which the holders thereof are entitled pursuant to Section 2.6.

(f)           Withholding Taxes.  The right of any Person to receive payment or consideration payable upon surrender of a Certificate pursuant to the Merger or to receive payment of the Option Consideration payable with respect to In-the-Money Options held by such Person will be subject to any applicable requirements with respect to the withholding of any Tax. To the extent amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Capital Stock or In-the-Money Options, as applicable, in respect of which the deduction and withholding was made and (ii) Parent shall, or shall cause the Surviving Corporation or the Paying Agent, as the case may be, to, promptly pay over such withheld amounts to the appropriate Governmental Authority.  This Section 2.8(f) shall apply, mutatis mutandis, to any amounts payable pursuant to Section 2.6.

(g)           Adjustments.  Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Company Capital Stock, Company Options or Company Warrants shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration (as adjusted pursuant to Section 2.11) and any other dependent items shall be appropriately adjusted to provide such holders of Company Capital Stock, Company Options or Company Warrants, as the case may be, the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration (as adjusted pursuant to Section 2.11) or other dependent item, subject to further adjustment in accordance with this sentence.

(h)           Further Assurances.  If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Merging Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Company or Surviving Corporation, as applicable, and their respective proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Merging Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Merging Corporation or any such Company Securityholders, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Merging Corporation and otherwise to carry out the purposes of this Agreement.

Section 2.9             Payment of Merger Consideration; Escrow Amount.

(a)           At the Effective Time, Parent and the Company, as applicable, shall make the following payments by wire transfer of immediately available funds as follows:

(i)           The Company shall pay the Closing Payments, each as of the Closing Date, and all interest accrued and fees and expenses required to satisfy such obligations; provided, however, that the Closing Payment Schedule shall not include multiple amounts for the same expense, debt or other payment set forth thereon), which shall be set forth on a schedule (the “Closing Payment Schedule”) that the Company shall deliver to Parent and the Stockholder Representative not less than two (2) Business Days prior to the Closing Date and which shall be prepared consistent in all material respects with the indicative schedule attached hereto as Schedule 2.9;

(ii)           The Escrow Amount shall be deposited by Parent with the Escrow Agent in accordance with Section 2.9(b), to be disbursed in accordance with the terms of this Agreement and the Escrow Agreement;

(iii)           The Stockholder Representative Account Fund shall be deposited by Parent into the Stockholder Representative Account in accordance with Section 7.6(d);

(iv)           The Retention Amount shall be deposited by Parent into the Retention Account in accordance with Section 7.6(e);

(v)           The Merger Consideration (as adjusted pursuant to Section 2.11(a)), less the Escrow Amount, the Earnout Payment, the Stockholder Representative Account Fund, the Retention Amount and the Closing Date Cash Amount, shall be remitted to the Paying Agent by Parent in accordance with Section 2.8(a), to be disbursed in accordance with the terms of this Agreement and the Exchange Agreement; and

(vi)           The Closing Date Cash Amount shall be remitted to the Paying Agent by the Company, to be disbursed in accordance with the terms of this Agreement and the Exchange Agreement as part of the Merger Consideration.  Unless otherwise required by applicable Law, the Parties agree to treat, for all applicable federal and state income tax purposes, the transfer to the Paying Agent of the Closing Date Cash Amount as a distribution by the Company immediately prior to the Merger in redemption of a proportionate amount of capital stock held by the Stockholders.

(b)           The aggregate sum of $13,000,000 (Thirteen Million Dollars), plus the Estimated NOL Suspension Amount, if any, (collectively, the “Escrow Amount”) shall be deposited by Parent into an interest-bearing account (the “Escrow Account”) with the Escrow Agent following on or prior to the Effective Time, and shall be subject to the terms of the Escrow Agreement and this Agreement, and shall remain in escrow until twelve (12) months following the Closing Date (the “Escrow Release Date”) (subject to the terms of the Escrow Agreement relating to existing indemnification claims) or until it is paid to Parent or the holders of Company Capital Stock, Company Options and Company Warrants as of the Closing Date, as the case may be, pursuant to the Escrow Agreement and this Agreement.

(c)           If prior to five (5) Business Days before the Closing Date, action is taken by the California legislature which would effect a suspension or block of the use of the net operating losses of the Company and its Subsidiaries for California state income Tax purposes for the 2010 taxable year (an “NOL Suspension”), then at least two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent and the Stockholder Representative an estimated amount to be paid by the Company in state income Taxes to the State of California as a result of such NOL Suspension (the “Estimated NOL Suspension Amount”).  The Estimated NOL Suspension Amount shall be prepared by the Company in good faith in consultation with Moss Adams.

Section 2.10           Earnout Payment.

(a)           Calculation of Earnout Payment.

(i)           An earnout payment (the “Earnout Payment”) shall be determined based on the amount of Revenue during the Earnout Period (as such terms are defined in Section 2.10(b) below), as follows:

Revenue ($ in millions)	Earnout Payment ($ in millions)
Less than US$76.0	US$0.0
US$80.0	US$1.133
US$84.0	US$2.266
US$88.0	US$3.399
US$92.0	US$4.532
US$96.0	US$5.665
US$100.00 or more	US$6.798

If Revenue during the Earnout Period falls between one of the targets set forth above, the Earnout Payment shall be determined by linear interpolation based on the Earnout Payments for the higher and lower revenue targets.  By way of clarification to illustrate the applicable linear interpolation, for every extra one dollar of Revenue, the Earnout Payment would be increased by 0.28325 dollars.  In no event will the Earnout Payment exceed $6,798,000 (Six Million Seven Hundred Ninety-Eight Thousand Dollars).

(ii)           Within sixty (60) days after the end of the Earnout Period, Parent shall prepare and deliver to the Stockholder Representative its estimate of the amount of Revenue and the resulting Earnout Payment, together with materials prepared by Parent that support its calculation of such amount.  If the Stockholder Representative disagrees with the amount of Revenue or Earnout Payment calculated by Parent, it shall notify Parent in writing of such disagreement, setting forth in reasonable detail any adjustments in the amount of Revenue and the Earnout Payment (the “Earnout Payment Dispute Notice”), within forty-five (45) days after its receipt from Parent of the amount of Revenue and Earnout Payment calculated by Parent.  If the Stockholder Representative does not provide Parent with an Earnout Payment Dispute Notice within such forty-five (45) day period, the Stockholder Representative shall be deemed to have accepted Parent’s calculation of the Earnout Payment, which shall be final, binding and conclusive on the Parties to the Agreement and the Company Securityholders for all purposes.

(iii)           If such Earnout Payment Dispute Notice is timely provided, Parent and the Stockholder Representative shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they shall mutually agree) to resolve any disagreements with respect to the calculation of the Earnout Payment.  If, at the end of such period, they are unable to resolve any remaining disagreements, then an independent accounting firm of recognized international standing as may be mutually selected by Parent and the Stockholder Representative (the “Independent Auditor”) shall resolve any remaining disagreements pertaining to the calculation of Revenue and the Earnout Payment.  Such review and dispute resolution by the Independent Auditor shall be for the sole purpose and limited to the calculation of Revenue and the Earnout Payment.  If Parent and the Stockholder Representative do not agree on the Independent Auditor within thirty (30) days, the Independent Auditor shall be PricewaterhouseCoopers LLP.  The Independent Auditor shall determine as promptly as possible, but in any event within thirty (30) days of the date on which such dispute is referred to Independent Auditor, whether and to what extent (if any) Parent’s calculation of Revenue and the Earnout Payment is incorrect or requires recalculation.  The Independent Auditor shall have no authority to make any determination with regard to this Agreement or the Parent’s or the Company’s business or operations other than with respect to the specific calculation of Revenue and the Earnout Payment.  For purposes of clarity, any dispute arising out of or relating to the covenants contained in Section 5.12 shall be resolved pursuant to Section 9.8.  The determination of Revenue and the Earnout Payment by the Independent Auditor shall be final, conclusive and binding on the parties to the Agreement and the Company Securityholders for all purposes.  The parties hereby waive any right to arbitration under Section 9.8 of this Agreement with respect to the determination of Revenue and the Earnout Payment and specifically agree that neither the Parent nor any Company Securityholder shall have any right to challenge the final determination of the Independent Auditor.  The fees and expenses of the Independent Auditor shall be split equally between the Parent and the Company Securityholders.

(iv)           The date on which the Earnout Payment is finally determined pursuant to this Section 2.10(a) is referred to as the “Earnout Determination Date.”  Parent shall make the Earnout Payment to the Company Securityholders within five (5) business days of the Earnout Determination Date, which such Earnout Payment shall be distributed to the Company Securityholders by wire transfer in accordance with the allocations set forth on the Allocation Certificate.

(b)           Certain Definitions.  As used in this Agreement, the following terms have the following meanings:

(i)           “Earnout Period” means the period fiscal year as of the Company ending on December 31, 2011.

(ii)           “Revenue” means revenue recognized in accordance with GAAP.

Section 2.11           Adjustment of Merger Consideration.

(a)           Preliminary Closing Date Balance Sheet.  At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent and the Stockholder Representative an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated by this Agreement) (the “Estimated Closing Date Balance Sheet”), together with a calculation of the estimated Closing Net Working Capital (the “Estimated Closing Net Working Capital”).  The Estimated Closing Date Balance Sheet and the calculation of Estimated Closing Net Working Capital shall be prepared by the Company in good faith and shall be accompanied by a certificate of the Chief Financial Officer of the Company that the Estimated Closing Date Balance Sheet and Estimated Closing Net Working Capital was prepared in accordance with GAAP.  The “Closing Adjustment” shall be an amount equal to the Estimated Closing Net Working Capital minus Four Million Eight Hundred Thirty Thousand Dollars ($4,830,000) (the “Target Net Working Capital”).  If the Closing Adjustment is a positive number, the Merger Consideration shall be increased by the amount of the Closing Adjustment.  If the Closing Adjustment is a negative number, the Merger Consideration shall be reduced by the amount of the Closing Adjustment.

(b)           Final Closing Date Balance Sheet.  In order to conclusively determine the Closing Net Working Capital and the Net Working Capital Adjustment as of the Closing Date, as soon as reasonably practicable after the Closing Date (but not later than sixty (60) days thereafter), Parent will prepare and deliver to the Stockholder Representative its balance sheet as of the Closing Date (the “Closing Date Balance Sheet”), together with a calculation of the Closing Net Working Capital.  To the extent reasonably practicable, the Stockholder Representative shall cooperate with Parent and its accountant (the “Parent Accountant”) in connection with the preparation of the Closing Date Balance Sheet and the calculation of the Closing Net Working Capital.  The Closing Date Balance Sheet and the calculation of the Closing Net Working Capital shall be prepared in accordance with GAAP.

(c)           Disputes.  Parent shall deliver to the Stockholder Representative on or prior to the date on which the Closing Date Balance Sheet is due (i) the Closing Date Balance Sheet, (ii) a statement of the calculation of the Closing Net Working Capital as of the Closing Date, (iii) a statement of the calculation of the resulting Net Working Capital Adjustment, and (iv) the resulting Adjusted Final Merger Consideration (the “Adjustment Documents”).  The Adjustment Documents shall be final and binding on the Parties, and deemed accepted by the Stockholder Representative, on behalf of the Company Securityholders, unless, within forty-five (45) days after the Stockholder Representative’s receipt thereof, the Stockholder Representative provides Parent with a written notice of objection with respect to the Adjustment Documents (an “Objection Notice”); provided, however, that in the event that the Net Working Capital Adjustment proposed by Parent exceeds $500,000 (either positive or negative), the Stockholder Representative shall have sixty (60) days to review the Adjustment Documents and submit an Objection Notice.  The Objection Notice shall specify in reasonable detail each item on the Adjustment Documents that the Company Securityholders dispute, the nature of any objection so asserted, and any portions of the Adjustment Documents, if any, that the Company Securityholders do not dispute.  Parent agrees that during such forty-five (45) day or sixty (60) day period, as applicable, following the Stockholder Representative’s receipt of the Adjustment Documents, the Stockholder Representative and its representatives shall have, for the purposes of evaluating the Adjustment Documents, reasonable on-site access to properties and appropriate books, records, schedules, analyses, working papers and other information used in the preparation of the Adjustment Documents.  Parent shall cause Parent Accountant to provide access to internal work papers of the Company relating to the Adjustment Documents available to the Stockholder Representative and its representatives on customary conditions (including access of customary hold harmless release letters) and to consult in good faith with the Stockholder Representative during such period.

(d)           Resolution of Disputes.  During the thirty (30) day period following the date on which the Objection Notice is received by Parent, the Stockholder Representative and Parent shall meet in an effort to resolve any objections contained therein.  If the Stockholder Representative and Parent are unable to resolve the dispute within such thirty (30) day period, then any disputed matter set forth in the Objection Notice which remains unresolved shall be submitted for final determination to the Independent Auditor.  The Independent Auditor shall, based solely on the presentations made by the Stockholder Representative and Parent and within thirty (30) days after its appointment, render a written report as to the resolution of each disputed matter set forth in the Objection Notice which remains outstanding, and as to the calculation of the Closing Net Working Capital and Net Working Capital Adjustment and statement of the calculation of the Adjusted Final Merger Consideration.  The Independent Auditor shall have exclusive jurisdiction over, and resort to the Independent Auditor shall be the sole recourse and remedy of the parties against one another or any other Person with respect to, any disputes arising out of or relating to the Closing Date Balance Sheet, the Net Working Capital Adjustment and the Adjusted Final Merger Consideration.  The Independent Auditor’s determination shall be conclusive and binding on all parties and shall be enforceable in a court of law.

(e)           Fees.  All of the fees and expenses of any Independent Auditor retained pursuant to this Section 2.11 shall be borne by the Company Securityholders and Parent, respectively, in proportion to the quotient of (x) the absolute value of the remainder of (A) the aggregate dollar value of the disputed items as submitted by the Stockholder Representative and Parent, as applicable, to the Independent Auditor, less (B) the aggregate dollar value of the disputed items as finally determined by the Independent Auditor, divided by (y) the sum of clause (x) above with respect to both of the Company Securityholders and Parent.

(f)           Adjusted Final Merger Consideration.  The Merger Consideration (as previously adjusted pursuant to Section 2.11(a)) shall be increased or decreased dollar-for-dollar by the amount (the “Net Working Capital Adjustment”) that the Closing Net Working Capital on the Closing Date, as finally determined as provided in this Section 2.11, is more than or less than the Estimated Closing Net Working Capital.  The Merger Consideration, as so increased or decreased, is referred to herein as the “Adjusted Final Merger Consideration.”  The Adjusted Final Merger Consideration shall become final and binding upon the parties upon the earlier of (i) the failure by the Stockholder Representative to object thereto within the period permitted under, and otherwise in accordance with, the requirements of Section 2.11(d), (ii) the written agreement between Parent and the Stockholder Representative with respect thereto, or (iii) the decision by the Independent Auditor with respect to disputes under Section 2.11(d).

(g)           Payment.  In the event of an increase of the Merger Consideration by the Net Working Capital Adjustment as determined pursuant to this Section 2.11, Parent shall pay to the Company Securityholders an aggregate amount equal to the sum of such Net Working Capital Adjustment.  In the event of a reduction of the Merger Consideration by the Net Working Capital Adjustment as determined pursuant to this Section 2.11, the Stockholder Representative and Parent shall jointly authorize the Escrow Agent to release to Parent an amount from the Escrow Amount equal to the absolute value of the Net Working Capital Adjustment (as determined pursuant to this Section 2.11).  All payments pursuant to this Section 2.11(g) shall be made by wire transfer in immediately available funds within five (5) business days after the Adjusted Final Merger Consideration has become binding hereunder.  All payments to be made to the Company Securityholders pursuant to this Section 2.11(g) shall be completed in accordance with the pro rata percentage of the Escrow Amount that was allocated to each Company Securityholder as set forth in the Allocation Certificate.  Notwithstanding the foregoing, if Parent is to make payments to the Company Securityholders as a result of the Net Working Capital Adjustment as determined pursuant to this Section 2.11 in an aggregate amount equal to less than Fifty Thousand Dollars ($50,000), Parent shall deposit such amount with the Escrow Agent, in which event such amount shall become part of the Escrow Amount and be distributed to the Company Securityholders at the same time and in the same manner as the rest of the Escrow Amount.

Section 2.12           Tax Consequences.  The Parties intend the Merger to constitute a taxable installment sale of the Company Capital Stock by the Company Stockholders and that a portion of the Earnout Payment and of the distributions, if any, to such Stockholders from the Escrow Amount may be treated for U.S. income Tax purposes as a payment of interest in accordance with Section 483 of the Code.  No Party shall take any position for income Tax purposes inconsistent with such characterization, unless otherwise required by applicable Law.  The Parties make no representations or warranties to any Company Securityholders regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Company Securityholder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby.

ARTICLE III

Representations and Warranties of the Company

Except as set forth in the applicable section of the Company Disclosure Schedule delivered by the Company to Parent and Merger Sub simultaneously with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other section or subsection of the Agreement to which the relevance of such information is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1             Organization of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has the full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted in compliance with all material Laws.  The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary in compliance with all material Laws.  The Company has made available a true and correct copy of the Company Charter and Company Bylaws, each as amended to date and in full force and effect on the date hereof, and Company Board and Stockholder consents as of the date hereof to Parent.  The Company Board and Stockholder consents are complete, accurate and current in all material respects.  The Company has not violated the Company Charter or Company Bylaws in any material respect.

Section 3.2             Capitalization.

(a)           The authorized capital stock of the Company consists of:

(i)           215,000,000 shares of Company Common Stock, of which, as of the date of this Agreement, 4,996,571 shares were issued and outstanding;

(ii)           93,200,000 shares of Company Series A Preferred Stock, of which, as of the date of this Agreement, 91,581,371 shares are issued and outstanding; and

(iii)           35,250,000 shares of Company Series B Preferred Stock, of which, as of the date of this Agreement, 33,088,361 shares are issued and outstanding.

(b)           Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of (i) the name of each holder of Company Capital Stock, and the domicile address of such holder, (ii) the number of shares of Company Capital Stock held by such holder and (iii) the class or series of such shares.  All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar right.

(c)           The Company has reserved 35,692,356 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of Company Options granted under the Company Option Plan, of which 32,342,733 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised Company Options granted under the Company Option Plan.  Section 3.2(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each outstanding Company Option the name of the holder of such Company Option, (i) the domicile address of such holder, (ii) the number of shares of Company Capital Stock issuable upon the exercise of such Company Option, (iii) the exercise price of such Company Option and (iv) the date of grant of such Company Option.  True and complete copies of the Company Option Plan and forms of option agreements for use under such plan have been made available to Parent.  Based upon the provisions of the Company Options and the Company Option Plan, as amended through the date hereof, (x) the treatment of the Company Options in Article II of this Agreement will result in the retirement or termination of all Company Options effective as of the Effective Time and (y) the Merger Consideration payable to such holders of Company Options upon such retirement or termination, as set forth on the Final Allocation Certificate, and as adjusted pursuant to the terms of this Agreement, constitutes the sole consideration due and payable to such holders pursuant to the Company Options, the Company Option Plan and Article II of this Agreement.

(d)           As of the date of this Agreement, warrants to purchase (i) 36,176,722 shares of Company Common Stock, (ii) 230,181 shares of Company Series A Preferred Stock, and (iii) 250,000 shares of Company Series B Preferred Stock are outstanding.  Section 3.2(d) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the name of each holder of Company Warrants and the number of shares of Company Capital Stock that each Company Warrant has the right to purchase, and the exercise price of each Company Warrant held of record by each such warrant holder.  Based upon the provisions of the Company Warrants, as amended through the date hereof, (x) the treatment of the Company Warrants in Article II of this Agreement will result in the retirement or termination of all Company Warrants effective as of the Effective Time and (y) the Merger Consideration payable to such holders of Company Warrants upon such retirement or termination, as set forth on the Final Allocation Certificate, and as adjusted pursuant to the terms of this Agreement, constitutes the sole consideration due and payable to such holders pursuant to the Company Warrants and Article II of this Agreement.

(e)           As of the date of this Agreement, except as provided by this Agreement and except for the Company Options and Company Warrants, there are no subscriptions, options, warrants, calls, stock appreciation rights or other commitments, rights or agreements of any character relating to dividend rights or the purchase, sale, issuance or voting of any security of the Company to which the Company is a party, including any securities convertible into, exchangeable for or representing the right to purchase or otherwise receive, any shares of Company Capital Stock. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters in which stockholders of the Company may vote. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the shares or other equity interests of the Company.

(f)           All share numbers and dollar amounts set forth on the Allocation Certificate delivered upon the execution of this Agreement shall be true and accurate in all material respects as of the Execution Date.  All share numbers and dollar amounts set forth on any updates to the Allocation Certificate made in accordance with the terms of this Agreement will be true and accurate in all material respects as of the date of such delivery.  All share numbers and dollar amounts set forth on the Final Allocation Certificate shall be true and accurate as of the Effective Date (subject to changes resulting from adjustments to the Merger Consideration under Section 2.8(g), Section 2.10, Section 2.11, Section 2.12 and Article VII).  The remittance and distribution of the Closing Date Cash Amount by the Company pursuant to Section 2.9(a)(v) will be in accordance with the CGCL.

Section 3.3            Authority.  On or prior to the date of this Agreement, the Company Board has approved this Agreement in accordance with the DGCL and the CGCL.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to (i) approval and adoption of this Agreement by the holders of Company Capital Stock as required by the DGCL, the CGCL, the Company Charter and the Company Bylaws and (ii) the filing of the Certificate of Merger as required by the DGCL.  This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, and binding effect of this Agreement on Parent and Merger Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

Section 3.4            Consents and Approvals; No Violation.

(a)           The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under, or require a notification pursuant to, any provision of (i) the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Company Charter”) or the Bylaws of the Company, as amended (the “Company Bylaws”), (ii) any Company Contract or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its respective properties or assets, other than, in the case of clauses (ii) or (iii), any such non-material violations or defaults of Company Contracts or Laws that are not material, or non-material rights, liens, security interests, charges or encumbrances.

(b)           No filing or registration with, or authorization, consent or approval of, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for:

(i)           the filing of the Certificate of Merger with the Secretary of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business;

(ii)           such filings relating to the HSR Act, ITAR and a joint filing of a voluntary notice to CFIUS pursuant to Exon-Florio;

(iii)           any such filings under applicable federal or state securities or “blue sky” Laws;  and

(iv)           such other material consents, orders, authorizations, registrations, declarations and filings as may be required or advisable (based on reasonable advice of counsel).

(c)           Section 203 of the DGCL and Section 1203 of the CGCL are not applicable to the Company, and the Company Board has taken any and all action necessary to ensure that Section 203 of the DGCL and Section 1203 of the CGCL are not applicable to the Company and will not be applicable to this Agreement, the Merger and the other transaction contemplated hereby and thereby.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law enacted under state or federal Laws in the United States applicable to the Company is applicable to this Agreement, the Merger or the other transactions contemplated hereby or thereby.

Section 3.5             Litigation; Compliance with Laws.  There is no outstanding material claim or other material Proceeding pending by or against, or to the Knowledge of the Company, threatened in writing by or against the Company (including at law or in equity or before or by any Governmental Authority or arbitrator).  The foregoing includes, without limitation, there not being any material Proceedings or investigations pending or threatened (or to the Knowledge of the Company any reasonable bases therefor) involving the current or prior employment of any of the Company’s employees or consultants, their use in connection with the Company’s business, or any information or techniques allegedly proprietary to any such former employers or their obligations under any agreements with prior employers.  There have been no material Legal Compliance Failures, the Company is not in material violation of any order of any Governmental Authority or any Law applicable to the Company or any of its respective properties or assets, the Company and the business operations of the Company have been conducted in material compliance with all Laws and the Company has taken all necessary actions required by or with respect to the Company (including with regard to employee matters) so that (assuming the receipt of the approvals listed in Section 3.4) the consummation of the Merger by the Company will not violate or result in a violation of material Laws applicable to the Company.

Section 3.6             Subsidiaries.  The Company has no Subsidiaries except for Wavestream Corporation (Asia) Pte. Ltd. (“Wavestream Asia”).  Wavestream Asia is a company duly organized, validly existing and in good standing under the laws of Singapore.  Wavestream Asia has the full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Wavestream Asia is duly qualified or licensed to do business in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification or licensing necessary in compliance with all material Laws.  The capitalization of Wavestream Asia consists of 25,001 ordinary shares, all of which are issued and outstanding and held by the Company.  Wavestream Asia holds no interests in any Person.

Section 3.7             Financial Statements.

(a)           Audited.  The Company has delivered to Parent copies of Company’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2009, 2008, and 2007, together with the notes thereto (the “Audited Financial Statements”).  The Audited Financial Statements were prepared in accordance with GAAP consistently applied throughout the periods indicated, are correct and complete and fairly present the financial position and condition of the Company at the dates thereof and the results of operations of the Company for the periods covered thereby, and contain no material misstatements or omissions.

(b)           Unaudited.  The Company has delivered to Parent copies of Company’s unaudited consolidated financial statements for the eight (8) month period ended August 31, 2010, (the “Unaudited Financial Statements”).  The Unaudited Financial Statements were prepared in accordance with GAAP on a basis consistent with the Audited Financial Statements and are correct and complete and fairly present the financial position and condition of the Company at the date thereof and the results of operations for the period covered thereby (subject to customary year end adjustments and not including footnotes necessary for presentation in accordance with GAAP) and contain no material misstatements or omissions (the Audited Financial Statements and the Unaudited Financial Statements, together, the “Financial Statements”).

(c)           Liabilities.  The Company does not have Liabilities other than those reflected in the Unaudited Financial Statements, except Liabilities incurred in the ordinary course of business since the date of the Unaudited Financial Statements, none of which individually or in the aggregate is or would reasonably be expected to be material to the Company.  For the avoidance of doubt, the Company has accrued in the Unaudited Financial Statements, and will accrue for purposes of determining the Closing Net Working Capital, all performance bonuses for 2010 that are based on operating income and revenues on a monthly pro rata basis assuming that one hundred percent (100%) of such bonuses will be earned and paid.

(d)           Books and Records.  The books of account, ledgers, order books, records and related documents of the Company accurately and completely reflect all material information relating to the business of the Company, the nature, acquisition, maintenance, location and collection of each of its material assets, and the nature of all transactions giving rise to material obligations or material accounts receivable of the Company.

(e)           Closing Payment Schedule.  The Closing Payment Schedule delivered by the Company to Parent in accordance with Section 2.9(a)(i) shall accurately reflect all Closing Payments required to be set forth on the Closing Payment Schedule, including all interest accrued and fees and expenses required to satisfy such obligations.

Section 3.8             Accounts Receivable.  To the Knowledge of the Company, all of the accounts and notes receivable (net of applicable reserves) of the Company (i) are set forth in the Financial Statements: (ii) represent sales actually made or transactions actually effected in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm’s length transactions; and (iii) constitute valid claims.

Section 3.9             Tax Matters.

(a)           For purposes of this Agreement, “Taxes” shall mean all foreign, federal, state, county and local taxes, including, without limitation, income, gross receipts, corporate franchise, stamp, transfer, sales, and use, license, severance, excise, employment, withholding, ad valorem, alternative or add-on minimum, estimated, or any other similar governmental charges or levies, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.  Each of the Company and its Subsidiary has filed all tax returns and reports required to be filed by it with all applicable taxing authorities when due (taking into account any granted filing extension requests) (collectively, the “Tax Returns”), and such Tax Returns were accurate and complete in all material respects.  All Taxes shown as due and payable on such Tax Returns and all other material Taxes due and payable by each of the Company and its Subsidiary have been timely paid.  Each of the Company and its Subsidiary has withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.  The provisions for Taxes included in the Unaudited Financial Statements represent full and adequate provision in accordance with GAAP for all accrued and unpaid Taxes of each of the Company and its Subsidiary as of the date of the Unaudited Financial Statements.

(b)           The Company has made available to Parent true and complete copies of (i) all audit reports, statements of deficiencies, closing or other agreements received by it or its Subsidiary relating to Taxes for all periods as to which the statute of limitations has not expired, and (ii) all income or franchise Tax Returns for each of the Company and its Subsidiary for all periods ending on and after December 31, 2007.  The Company has never been a member of an affiliated group filing consolidated returns.

(c)           Neither the Company nor its Subsidiary has any outstanding or unsatisfied deficiency assessments with respect to any Taxes, and to the Company’s Knowledge, there are no current audits or investigations by or disputes with any authority with respect to any Taxes that may affect the Company or its Subsidiary or form a lien or charge on any of the assets of the Company or its Subsidiary.  Neither the Company nor its Subsidiary has received written notice that an examination of or proceeding concerning any Taxes or Tax Return of the Company or its Subsidiary is pending or threatened.  Neither the Company nor its Subsidiary has waived any statute of limitations in respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)           Neither the Company nor its Subsidiary will be required to include any item of income in or exclude an item of deduction from any period ending after the Closing Date resulting from a change in accounting method or period, a “closing agreement” (as described in Section 7121 of the Code) or other agreement with any Tax authority, intercompany transactions or an excess loss account.

(e)           Neither the Company nor any Subsidiary is a party to any Tax allocation or sharing agreement.  The Company has not been a member of an “affiliated group” (as defined in Section 1504(a) of the Code) filing a consolidated federal income Tax Return, and neither the Company nor its Subsidiary has any Tax liability for any Person (other than the Company or its Subsidiary, respectively) under Treasury Regulations Section 1.1502-6, as a transferee or successor, by contract, or otherwise.

(f)           The Company has been neither a “distributing corporation” nor a “controlled corporation” (in each case within the meaning of Section 355(a) of the Code) with respect to a transaction described in Section 355 of the Code within the 3-year period ending as of the date of this Agreement.

(g)           The Company has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(h)           The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and Parent is not required to withhold Tax on the purchase of the stock of Company by reason of Section 1445 of the Code.

(i)           Neither the Company nor its Subsidiary has participated in or cooperated with an international boycott, within the meaning of Section 999 of the Code, nor has the Company or its Subsidiary had operations that are or, to the Knowledge of the Company, are reasonably expected to become, reportable under Section 999 of the Code.

(j)           Any and all transactions and dealings between or among any of the Company, the Subsidiary and/or any other Persons directly or indirectly related to the Company or the Subsidiary have at all times occurred on arm’s-length terms, as if between and among unrelated parties.  Each of the Company and the Subsidiary has at all times fully complied with any and all tax-related requirements that the arm’s-length nature of the terms of such transactions and dealings be documented.

Section 3.10          Absence of Certain Changes or Events.  Except as contemplated or expressed herein, since December 31, 2009:

(a)           the Company has not incurred any material liability or obligation (indirect, direct or contingent), or entered into any oral or written agreement or other transaction material to the Company, that is not in the ordinary course of business or that individually or in the aggregate with other such obligations is or would reasonably be expected to be material to the Company;

(b)           the Company has not sustained any material loss or interference with its business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that individually or in the aggregate with other such events is or would reasonably be expected to be material to the Company;

(c)           there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of Company Capital Stock;

(d)           there has not been, (i) any change by the Company in its accounting methods, principles or practices or (ii) any revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice;

(e)           there has not been (i) any adoption of a new Company Plan, (ii) any material amendment to a Company Plan that would materially increase the cost of such plan to the Company, (iii) any granting by the Company to any executive officer or other key employee of the Company of any increase in compensation except for non-material increases in the ordinary course of business and consistent with past practice, (iv) any granting by the Company to any such executive officer or other key employee of any increase in retention, severance, termination, or similar arrangements or agreements in effect as of the date of the most recent Audited Financial Statements except for non-material increases in the ordinary course of business and consistent with past practice, or any material amendment to any retention or severance agreement, or (v) any entry by the Company into any employment, severance, retention, termination, similar arrangement or agreement with any such executive officer except in the ordinary course of business and consistent with past practice;

(f)           there has not been any material change in the amount or terms of the Indebtedness of the Company;

(g)           there has not been any granting of a security interest in or Lien on any property or assets of the Company;

(h)           there has been no Company Material Adverse Effect;

(i)           there has been no material change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements;

(j)           there has been no obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Company, in excess of $150,000 individually, other than obligations under customer contracts, current obligations and liabilities, in each case incurred in the ordinary course of business and consistent with past practice;

(k)           there has been no material payment, discharge, satisfaction or settlement of any arbitration or Proceeding of the Company, except in the ordinary course of business and consistent with past practice;

(l)           there has been no material change in the contingent obligations of the Company by way of guarantee, endorsement, indemnity, warrant or otherwise;

(m)           there has been no sale, assignment, pledge, encumbrance, transfer or other disposition of any material tangible asset of the Company (other than sales or the licensing of its products to customers in the ordinary course of business consistent with past practice), or any sale, assignment, transfer or other disposition of any Intellectual Property (other than licensing of products of the Company in the ordinary course of business on a non-exclusive basis);

(n)           there has been no cancellation of any material debts or claims (or any material amendment, termination or waiver of any such rights) of the Company;

(o)           there has been no capital expenditure or commitment or addition to property, plant or equipment of the Company in excess of $75,000 individually or $150,000 in the aggregate;

(p)           there has been no damage, destruction or loss (whether or not covered by insurance) affecting the assets, properties, financial condition, operating results, prospects or business of the Company resulting in liability or loss in excess of $75,000;

(q)           there has been no change in the independent public accountants of the Company;

(r)           there has been no resignation or termination of any officer, key employee or group of employees of the Company and, to the Knowledge of the Company, there is no impending resignation or termination of employment of any such officer or key employee;

(s)           there has been no loan or guarantee made by the Company to or for the benefit of any of its employees, officers or directors, or any of their respective Affiliates, other than travel advances made in the ordinary course of business; and

(t)           there has been no agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing items (a) through (s);

Section 3.11          Title to and Sufficiency of Assets.

(a)           Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, the Company owns, and as of the Effective Time the Company will own, good and marketable title to all of its assets constituting personal property necessary to conduct its business as presently conducted by the Company (excluding, for purposes of this clause, assets held under leases) or assets reflected in the Financial Statements, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions (collectively, “Liens”) on material assets except for Permitted Liens.  Such assets, together with all assets held by the Company under leases, include all tangible and intangible personal property, contracts and rights required for the operation of its business as presently conducted.

(b)           The Company has good and valid leasehold interest in all real property and interests in real property shown on Section 3.11(b) of the Company Disclosure Schedule to be leased by it free and clear of all Liens except for Permitted Liens.  The Company has complied in all material respects with the terms of all leases or subleases to which it is a party and under which it is in occupancy, and all leases to which the Company is a party and under which it is in occupancy are in full force and effect.  The Company is in possession of the properties or assets purported to be leased under all its leases.  The Company has not received as lessee any written notice from the lessor of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any material lease or material sublease to which it is a party.  There exists no default in the performance of the Company or, to the Company’s Knowledge, by any lessor under any such lease.  The Company does not own, has not in the past five (5) years owned, and as of the Effective Time the Company will not own, any real property.

Section 3.12           Permits and Compliance.

(a)           The Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, clearances (including appropriate security clearances), certificates, approvals and orders necessary for the Company to own, lease and operate its properties or to conduct its business as it is now being conducted (the “Company Permits”) in compliance with all material Laws.  No suspension or cancellation of any of the material Company Permits is pending or, to the Knowledge of the Company, threatened.

(b)           To the Company’s Knowledge, it is not in violation of: (i) any applicable Law, ordinance, administrative, or governmental rule or regulation of any Governmental Authority, including any consumer protection, contingent fee, environmental, equal opportunity, customs, export control, securities Laws, rules or regulations or (ii) any order, decree or judgment of any Governmental Authority having jurisdiction over the Company, including any Company Permit.

(c)           The properties, assets and operations of the Company are in material compliance with all applicable federal, state, local and foreign Laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, “Worker Safety Laws”).  With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, to the Knowledge of the Company, there are no past or present conditions, circumstances, activities, practices, incidents, or actions of the Company that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws.

Section 3.13           Actions and Proceedings.  There is no outstanding order, judgment, injunction, award or decree of any Governmental Authority against or involving the Company, or, to the Knowledge of the Company, against or involving any of the present or former directors, officers, employees, consultants, agents or stockholders of the Company, any of its or their properties, assets or business or any Company Plan and which is related to the business of the Company.  There is no action, suit or claim, labor dispute, or legal, administrative or arbitrative proceeding or investigation (including claims for workers’ compensation or investigations by a Governmental Authority), suspension or debarment pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its present or former directors, officers, employees, consultants, agents or stockholders, as such, or any of its properties, assets or business or any Company Plan and which is related to the business of the Company.

Section 3.14           Employment Issues.

(a)           Section 3.14(a) of the Company Disclosure Schedule sets forth a list of those current Employees of the Company subject to written employment or consulting agreements (collectively, the “Employment Agreements”).  A true and correct copy of each Employment Agreement has been made available by the Company to Parent.  Other than those agreements listed in Section 3.14(a) of the Company Disclosure Schedule, there are no other agreements or contracts promising employment for a specified term or beyond at will.

(b)           The Company is not a party to any collective bargaining agreement, labor contract or other agreement with a body representing any of its employees.  The Company is not now, and has never, engaged in any unfair labor practice with respect to any Persons employed by or otherwise performing services primarily for the Company and, to the Knowledge of the Company, there is no unfair labor practice complaint or grievance against the Company by any Person pursuant to the National Labor Relations Act or any comparable state or foreign law pending or threatened in writing, which, if adversely determined, would result in any material liability to the Company, and there have been no claims, inquiries, citations, penalties assessed or other proceedings in respect of the Company which relate to any provision of Law relating to unfair labor practices.  There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company.

(c)           The Company is in material compliance with all applicable laws, rules and regulations that relate to wages and hours (collectively, “Wage and Hour Laws”) and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any Wage and Hour Laws.  There are no pending audits or governmental investigations in respect of any Wage and Hour Laws.

(d)           The Company is in material compliance with all applicable Laws, rules and regulations which relate to discrimination, harassment or retaliation in hiring or employment, including those relating to race, color, religious creed, sex, pregnancy, age, national origin, ancestry, physical disability (including HIV and AIDS), mental disability, medical condition (including cancer), genetic characteristics, sexual orientation, gender identity or expression, marital status, covered veteran or military status, political affiliation, or any other legally-protected characteristic or category and there are no pending or, to the Knowledge of the Company, threatened investigations, audits, charges or complaints against the Company relating to such discrimination, harassment or retaliation or legally-protected characteristic or category.

(e)           The Company is not now, nor during the four (4) years prior hereto has been, charged with or, to the Knowledge of the Company, threatened with a charge of violation, or under investigation with respect to a possible violation of any provision of any law relating to equal employment opportunity, wages and hours, leaves of absence, or other employment subjects, and there have been no complaints, claims, inquiries, citations, penalties assessed or other proceedings in respect of the Company which relate to any provision of any law relating to such matters, and the Company is not liable for any back pay, forward pay, punitive damages, liquidated damages, penalties, interest, attorneys fees or types of damages or any other amounts in respect thereof.

(f)           Section 3.14(f) of the Company Disclosure Schedule contains a correct and complete list of the name, start date, and current annual salary, bonuses, commissions, and all other forms of material monetary remuneration of all current Employees.

(g)           The Company has not incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder, or any similar state or local law that remains unsatisfied.

(h)           To the Company’s Knowledge, no officer, key employee or group of employees intends to terminate his, her or their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of employees.

(i)           To the Company’s Knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or other agreement relating to the right of any such individual to be employed by, or to contract with, the Company, and to the Company’s Knowledge, the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in such violation.  The Company has not received any notice alleging that any such violation has occurred.

Section 3.15           Certain Agreements.  Except as to the Employment Agreements or with respect to Company Options (the vesting of which will be accelerated in accordance with Section 2.6(c) of this Agreement), the Company is not a party to any material oral or written agreement or plan, including the Company Plans and any other severance agreement, retention agreement or other similar agreement or arrangement (collectively, the “Compensation Agreements”) which provides for the granting or payment of any benefits or that any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

Section 3.16           ERISA.

(a)           Each Company Plan is listed in Section 3.16(a) of the Company Disclosure Schedule.  With respect to each Company Plan, the Company has made available to Parent a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the IRS, (ii) the plan document for each such Company Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to each such Company Plan, (iv) a written summary of each unwritten Company Plan, (v) the most recent summary plan description and any summary of material modifications, (vi) the most recent determination letter and request therefor, if any, issued by the IRS with respect to any Company Plan intended to be qualified under section 401(a) of the Code and (vii)  all correspondence with the IRS, the Department of Labor or Pension Benefit Guaranty Corporation relating to any outstanding controversy or audit.  Each Company Plan complies in all material respects with ERISA, the Code and all other applicable statutes and governmental rules and regulations.  Neither the Company nor any ERISA Affiliate currently maintains, contributes to or has any liability under or, at any time during the past six years has maintained or contributed to, any “employee pension benefit plan”, within the meaning of Section 3(2) of ERISA, which is subject to section 412 of the Code or section 302 of ERISA or Title IV of ERISA.  Neither the Company nor any ERISA Affiliate currently maintains, contributes to or has any liability under or, at any time during the past six years has maintained or contributed to, any Company Multiemployer Plan.

(b)           Except as listed in Section 3.16(b) of the Company Disclosure Schedule, with respect to the Company Plans, to the Knowledge of the Company, no event or set of circumstances has occurred and there exists no condition or set of circumstances in connection with which the Company or ERISA Affiliates or any Company Plan fiduciary (with respect to the Company Plan) could be subject to any material liability for any violation of the terms of such Company Plans, ERISA, the Code or any other applicable law.  Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, all Company Plans that are intended by their terms to be, or are otherwise treated by the Company as qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending and there are no circumstances and no events have occurred that could reasonably be expected to adversely affect the qualified status of any qualified plan or the related trust.  Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, no Company Plan provides, or reflects or represents any liability to provide, post-termination health, life, or disability benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code or other applicable statute.

(c)           Except as set forth in Section 3.16(c) of the Company Disclosure Schedule or with respect to persons as to whom approval has been or will be solicited pursuant to Section 5.11 of this Agreement, the Company is not a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(d)           With respect to each Company Plan, all contributions and payments due on or prior to the Closing have been or will be timely made.

(e)           Each Company Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated in material compliance with Section 409A of the Code and the regulations promulgated thereunder.

Section 3.17           Intellectual Property.

(a)           Company Intellectual Property; Proceedings.  Section 3.17(a) of the Company Disclosure Schedule sets forth (i) all Company Intellectual Property and the owner thereof, and, with respect to Company Registered Intellectual Property, specifies the jurisdictions in which each such item of Company Registered Intellectual Property has been filed, issued or registered, and (ii) all proceedings or actions currently pending before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere else in the world) related to any of the Company Registered Intellectual Property (excluding with respect to the prosecution of any Intellectual Property applications).

(b)           Ownership.  The Company owns or is properly licensed to use all Intellectual Property used in or necessary to the conduct of its business as presently conducted or as is currently contemplated by the Company to be conducted (as evidenced by the existence of development-stage products and any documented business plans).  All Company Owned Intellectual Property was entirely created by: (i) employees of the Company within the course and scope of their duties while employed by the Company and who have a written duty of assignment to the Company of Intellectual Property arising from services performed by such employees for the Company; or (ii) by Persons who have assigned such property to the Company in writing or who created such property under a valid written work for hire agreement.  The consummation of the transactions contemplated hereby will not conflict with, alter or impair the Company’s rights in any Company Intellectual Property or Company License Agreements.

(c)           Company Products.  Section 3.17(c) of the Company Disclosure Schedule sets forth a list of all products, software or service offerings of the Company that are currently being marketed, licensed or sold by Company (collectively, “Company Products”).  The Company Products consist entirely of (i) Company Owned Intellectual Property or (ii) third party products sold by the Company under Contracts that are valid and binding, in full force and effect and enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to the general principles of equity.

(d)           Registration.  Each item of Company Registered Intellectual Property (other than such Intellectual Property intentionally abandoned by the Company or which the Company no longer wishes to protect and which is not material to the Company’s business) is subsisting and, to the Knowledge of the Company, valid and enforceable, and all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made.

(e)           Absence of Liens.  The Company owns and has good and exclusive title to each item of Company Owned Intellectual Property, free and clear of any liens (excluding non-exclusive licenses and related restrictions granted in the ordinary course of business consistent with past practice), other than those items of Intellectual Property which are exclusively licensed to the Company as identified on Section 3.17(a) of the Company Disclosure Schedule.

(f)           Third-Party Development.  To the extent a third party has developed or created for the Company, whether independently or jointly with the Company, Intellectual Property that is material to Company’s business, the Company has a written agreement with such third party providing for the assignment of such Intellectual Property to the Company.

(g)           Transfers.  The Company has not transferred ownership of, nor granted any exclusive or other material license with respect to, any Company Owned Intellectual Property to any third party.

(h)           Licenses.  Other than non-exclusive licenses of Company Products  to end-users pursuant to written agreements that have been entered into in the ordinary course of business, Section 3.17(h) of the Company Disclosure Schedule sets forth a list of all contracts, licenses and agreements currently in effect to which the Company is a party (x) with respect to Company Owned Intellectual Property licensed or transferred by the Company to any third party, or (y) pursuant to which a third party has licensed or transferred to the Company: (1) any Intellectual Property that is material to the Company; or (2) any Intellectual Property on an exclusive basis (collectively, “Company License Agreements”).  Neither the Company nor, to the Company’s Knowledge, any other Person is in material breach of or default under any Company License Agreement.  Each Company License Agreement is now valid and in full force and effect and will not (by its terms) be subject to cancellation as a result of the transactions contemplated by this Agreement.

(i)           No Infringement.  To the Knowledge of the Company, the operation of the business of the Company as such business currently is conducted or as is currently contemplated by the Company to be conducted (as evidenced by the existence of development-stage products and any documented business plans) does not infringe or misappropriate the Intellectual Property of any third party.

(j)           No Notice of Infringement.  The Company has not received written notice from any third party that the operation of the business of the Company or any act or Company Product of the Company, infringes or misappropriates the Intellectual Property of any third party.

(k)           No Third Party Infringement.  To the Knowledge of the Company, no person has in the past or is currently infringing or misappropriating any material Company Owned Intellectual Property.

(l)           Proprietary Information Agreements.  The Company has taken reasonable steps to protect its rights in its material confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company, and, without limiting the foregoing, the Company has and enforces a policy requiring each Employee to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent, and all such Employees have executed such an agreement.

(m)           Open Source.  No Company Owned Intellectual Property or Company Product constitutes or includes open source, public source or freeware Intellectual Property, or is subject to a license that, with respect to the foregoing, requires the Company to distribute, or provide access, to the public of the applicable source code.

(n)           Information Technology.  The Company has information technology systems reasonably sufficient to operate its business as it is currently conducted. The Company has taken reasonable steps, including the implementation of an industry standard disaster recovery plan to safeguard the information technology systems utilized in the operation of the business of the Company as it is currently conducted.  The Company uses commercially reasonable efforts to protect the confidentiality, integrity and security of its servers and other information technology systems against any unauthorized intrusions or breaches.  To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the Company’s information technology systems within the past two (2) years.  The information technology systems of the Company have not failed to any material extent.

Section 3.18           Environmental Matters.

(a)           The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all applicable Environmental Permits required under applicable Environmental Laws, and material compliance with the terms and conditions thereof.  Except with respect to environmental matters that have been fully and finally resolved by the Company without further risk of material liability to the Company, the Company has complied in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all applicable Environmental Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

(b)           A complete list of all such Environmental Permits in the Company’s possession is set out in Section 3.18(b) of the Company Disclosure Schedule.  The Company has timely filed applications for all Environmental Permits.  All of the Environmental Permits listed on the Disclosure Schedule are transferable and none require consent, notification, or other action to remain in full force and effect following consummation of the transactions contemplated hereby.

(c)           The Company has not received any notice or other communication (in writing or, to its Knowledge, otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company is not in compliance with or is liable under any Environmental Laws.

(d)           To the Knowledge of the Company, there are no facts, circumstances or conditions existing, initiated or occurring prior to the Closing Date that have resulted or would reasonably be expected to result in liability under any applicable Environmental Law.  There has been no Release of Hazardous Substances at, on, under, or from any real property leased by the Company nor was there such a Release at any real property formerly owned, operated or leased by the Company during the period of such ownership, operation, or tenancy, such that the Company is or could be liable for Remediation with respect to such Hazardous Substances.

(e)           The Company has not arranged, by contract, agreement, or otherwise, for the transportation, disposal or treatment of Hazardous Substances at any location such that it is or could reasonably be expected to be liable for Remediation of such location pursuant to Environmental Laws.

(f)           The Company does not own or operate and to the Company’s Knowledge, the real property leased by the Company does not contain any of the following: (i) underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Substances; (ii) any dump or landfill or other unit for the treatment or disposal of Hazardous Substances; (iii) wetlands; (iv) PCBs or PCB-containing equipment; (v) toxic mold; or (vi) asbestos containing materials.

(g)           Except for documents made available to Parent, there are no environmental assessments, audits, reports or other similar studies or analyses in the possession or control of or, to the Knowledge of the Company, available to the Company relating to any real property currently or formerly owned, leased or occupied by the Company or the Company’s compliance with Environmental Laws.

Section 3.19           Suppliers, Customers, Distributors and Significant Employees.  Section 3.19 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and  accurate and complete list of the names and addresses of (i) the top ten (10) suppliers, (ii) the top ten (10) customers, and (iii) the top ten (10) distributors of the Company. The Company has not received any notice and has no reason to believe that (a) any significant supplier, including any sole source supplier, will not sell products, supplies, merchandise and/or other goods to the Company at any time after the Effective Time on terms and conditions substantially similar to those used in its current sales to the Company, subject only to general and customary price increases, (b) any significant customer of the Company intends to terminate or materially limit or alter its business relationship with or materially reduce the volume of its purchases from the Company, or (c) any current key Employee of the Company intends to terminate such Employee’s employment with the Company.

Section 3.20           Inventory.  The items in the Company’s Inventory (in aggregate, net of reserves) are: (a) of good and merchantable quality, fit for the purpose for which they are intended, and saleable and useable in the ordinary course of business; (b) free of material defects and damage; and (c) in quantities adequate and not excessive in relation to the circumstances of the business and in accordance with the Company’s past inventory stocking practices.

Section 3.21           Company Contracts.

(a)           Section 3.21(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and complete list of all of the following Contracts to which the Company is a party (each, a “Material Contract”):

(i)           any promissory note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument, or other Contract for money borrowed, in each case in excess of $100,000;

(ii)          any joint venture Contract, partnership agreement or limited liability company agreement;

(iii)         any lease agreements to which the Company is a party with annual lease payments in excess of $100,000;

(iv)         any Contract, other than the Employment Agreements or Company Plans, that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate after the date of this Agreement, or (B) the performance of services having a value in excess of $100,000 in the aggregate after the date of this Agreement;

(v)          any Contract with a Governmental Authority;

(vi)         any Contracts containing most favored nation or similar covenants agreeing to lower the price of products if lower prices are offered to other customers;

(vii)         any Contract between the Company, on the one hand, and any director, officer or Affiliate of the Company, on the other hand (other than the Employment Agreements and any Contracts entered into in connection with the Company Plans, including but not limited to the Company Options);

(viii)        warranty agreements with respect to the Company’s services rendered or products sold or leased, other than pursuant to the Company’s standard warranty;

(ix)           any power of attorney of either of the Companies that is currently effective and outstanding; and

(x)            any Contracts containing exclusivity provisions, non-competes or other covenants presently limiting the freedom of the Company to sell any products or services to any other Person, engage in any line of business, compete with any Person in any line of business or operate at or in any location or territory (but in each case, excluding confidentiality provisions).

(b)           Except for such exceptions as would not be reasonably expected, individually or in the aggregate, to have a material impact on the Company, (i) each Material Contract is in full force and effect and represents a legally valid and binding obligation of the Company that is a party thereto and, to the Knowledge of the Company, the other party thereto, (ii) the Company has performed, in all material respects, all obligations required to be performed by it under each of the Material Contracts to which it is a party, (iii) no condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a material breach or material default by the Company or, to the Knowledge of the Company, any other party thereto under any Material Contract or result in a right of termination of any Material Contract, and (iv) the Company has not received any written notice of cancellation or termination of any of the Material Contracts.  The Company has made available to Parent prior to the date of this Agreement true and complete copies of each of the Material Contracts, each as amended or modified to the date hereof (including any written waivers currently in effect with respect thereto).

(c)           The Company has not received any written notice, and has no Knowledge, that there is a Key Contract Adverse Event.

Section 3.22           Insurance.

(a)           The Company maintains insurance policies with financially sound insurance companies or self-insurance programs of such types (including, but not limited to, products liability, workmen’s compensation and general liability) and such amounts as, in the reasonable judgment of the Company, are adequate for the business and operations of the Company as currently conducted (and as conducted heretofore).

(b)           Section 3.22 of the Company Disclosure Schedule contains (i) an accurate and complete list of all such policies and programs of insurance providing coverage for the Company, including the name of the insurer, type of insurance or coverage, policy number, and the amount of coverage and any retention or deductible of the Company, and (ii) a schedule setting forth the aggregate claims and all individual claims in excess of one hundred fifty thousand dollars ($150,000) made under each such policy or program (or any predecessor policy or program) during the last three (3) years.

(c)           No notice of cancellation, termination or reduction in coverage has been received by the Company with respect to any policy listed in Section 3.22 of the Company Disclosure Schedule.  The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or which it has carried insurance during the last three (3) years.

Section 3.23          Change of Control Payments.  Section 3.23 of the Company Disclosure Schedule sets forth each plan, program, agreement or arrangement pursuant to which any material amounts may become payable (whether currently or in the future) to current officers, directors or key Employees in cash or property or the vesting of property) directly or indirectly as a result of, a change of control of the Company as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement, whether alone or in conjunction with any other event.

Section 3.24          Interested Party Transactions.

(a)           To the Company’s Knowledge, no officer, director or Affiliate of the Company (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an economic interest), has, or since January 1, 2008 has had, directly or indirectly (i) an economic interest in any Person which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (ii) an economic interest in any Person that purchases from, or sells or furnishes to, the Company any goods or services or (iii) a beneficial interest in any Company Contract; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any entity” for purposes of this Section 3.24.

(b)           There are no receivables of the Company owed by any director, officer, employee, or consultant to the Company (or any ancestor, sibling, descendant, or spouse of any such Persons, or any trust, partnership, or corporation in which any of such Persons has an economic interest), other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company’s established employee reimbursement policies and consistent with past practice).  None of the Stockholders has agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company.

Section 3.25           Government Contracts and Government Proposals.

(a)           Except as set forth in Section 3.25(a) of the Company Disclosure Schedule, with respect to each Government Contract and Government Proposal:

(i)           to the Knowledge of the Company, the Company and its Subsidiaries have complied in all material respects with the Government Contracts and Government Proposals and applicable Laws or agreements pertaining thereto, including all material clauses, provisions and requirements incorporated expressly or by reference to the extent applicable;

(ii)           neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified the Company or any of its Subsidiaries, either in writing or, to the Knowledge of the Company, orally that the Company or such Subsidiary has materially breached or violated any applicable Law, or material certification, representation, clause, provision or requirement pertaining to such Government Contract or Government Proposal;

(iii)           no suspension, stop work order, termination for convenience, termination for default, cure notice or show cause notice is currently in effect pertaining to such Government Contract nor, to the Knowledge of the Company, is any Governmental Authority or higher-tier contractor threatening to issue one;

(iv)           no outstanding material unresolved estimated or incurred direct cost allocated to such Government Contract or Government Proposal has been questioned or disallowed in any audit report or draft audit report provided by DCAA or DCMA;

(v)           to the Knowledge of the Company, neither the Company, any Affiliate of the Company nor any Employee is under civil, administrative or criminal investigation or indictment or has information with respect to any alleged fraudulent or criminal activity, in each case, involving a Government Contract or a Government Proposal, including information concerning violations of the civil False Claims Act, 31 U.S.C. § 3729 et seq.;

(vi)           to the Knowledge of the Company, each material representation and certification executed by the Company or any of its Affiliates pertaining to such Government Contract or Government Proposal was true and correct in all material respects as of the date it was made (or deemed made) and remains correct in all material respects, and the Company and such Affiliates have complied in all material respects with all such material representations and certifications;

(vii)           to the Knowledge of the Company, neither the Company nor any of its Affiliates has submitted any materially inaccurate, incomplete, out of date or untruthful (A) cost or pricing data (as defined in Federal Acquisition Regulation (FAR) § 2.101), (B) information other than cost or pricing data (as defined in FAR § 15.403.2) or (C) claim for payment to any Governmental Authority  in connection with such Government Contract or Government Proposal, except that would not reasonably be expected to be material to the Company’s business from Government Contracts;

(viii)           to the Knowledge of the Company, neither the Company nor any of its Affiliates has received a past performance evaluation or other negative past performance information (including a Government Contract suspension, overt threat of Government Contract suspension, or Government Contract cure notice) indicating unacceptable performance with respect to any Government Contract;

(ix)           to the Knowledge of the Company, no protest of any Government Contract or Government Proposal is pending as of the date of this Agreement;

(x)           to the Knowledge of the Company, no money due to the Company or any of its Affiliates pertaining to such Government Contract or Government Proposal has been withheld or offset nor has any claim been made in writing to withhold or offset such money;

(xi)           neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, made a voluntary or mandatory disclosure to the U.S. Government, or been subject to audit (other than routine DCAA audits) or investigation by any Governmental Authority, with respect to any alleged material misstatement, omission, violation of Law or significant overpayment arising under or relating to any Government Contract or Government Proposal since September 1, 2007;

(xii)           to the Knowledge of the Company, neither the Company nor any of its Affiliates has intentionally waived any material rights under a Government Contract or Government Proposal (except as part of a formal Contract modification);

(xiii)           no Person or Governmental Authority has notified the Company, or to the Knowledge of the Company, any of its Affiliates, on or before the date of this Agreement in writing or, to the Knowledge of the Company, orally that any Governmental Authority intends to seek to materially lower direct cost rates or re-open the direct cost pricing under any Government Contract or task order or delivery order under a Government Contract;

(xiv)           to the Company’s Knowledge, no Government Contract has incurred or currently projects losses or cost overruns in an amount exceeding $50,000; and

(xv)           neither the Company nor any of its Subsidiaries has assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts, or any account receivable relating to a Government Contract, whether in the form of a security interest or otherwise.

(b)           Except as set forth on Schedule 3.25(b), there are (i) no material outstanding claims asserted in writing against the Company or any of its Subsidiaries, either by any Governmental Authority or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract and (ii) no material disputes between the Company (or any of its Affiliates) and the U.S. Government under the Contract Disputes Act of 1978, as amended, or any other applicable federal statute or between the Company (or any of its Affiliates) and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.

(c)           Since September 1, 2007, neither the Company nor any of its Subsidiaries has been debarred or suspended from participation in the award of contracts with the U.S. Government or any other Governmental Authority.

(d)           To the Knowledge of the Company, there are no reports resulting from audits or other investigations by a Governmental Authority of any of the Government Contracts (past or present) or Government Proposals or decisions of Governmental Authority officials, including U.S. Government Contracting Officers, that conclude that the Company or any of its Subsidiaries (in connection with the Business) engaged in overcharging or defective pricing or otherwise violated the FAR or CAS.

(e)           The Company does not have any classified Government Contracts.  The Company does not maintain or possess facility clearances granted pursuant to the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 28, 2006) (as amended) (NISPOM) by either the Department of Defense or any other U.S. government agencies.  The Company does not have any classified information requiring safeguarding under the NISPOM with respect to any Government Contract.

(f)           To the Knowledge of the Company, there are no material unmitigated Organizational Conflicts of Interest as defined in the Federal Acquisition Regulation (FAR) 2.101 and 9.505 related to the Company’s business.

(g)           The Company is compliant with the requirements of FAR 52.203-13, Contractor Code of Business Ethics and Conduct, in all material respects in connection with the Business.  Neither the Company nor any of its Subsidiaries (in connection with the Business) has made any disclosures required by such FAR clause related to the Business, and to the Company’s Knowledge, neither the Company nor any of its Affiliates has any information related to the Business that may need to be disclosed under that clause.

(h)           Section 3.25(h) of the Company Disclosure Schedule sets forth a list of all bids, responses to requests for proposals and other offers to enter into new Government Contracts or modifications of existing Government Contracts and customer change orders greater than $250,000 that the Company has outstanding as of the date hereof, other than orders for spare parts or equipment (collectively, “Government Proposals”).  All such Government Proposals have been submitted or received in the ordinary course of business.

Section 3.26           International Business Matters.  Except as set forth in Section3.26 of the Company Disclosure Schedule:

(a)           the Company is currently in compliance in all material respects with, and since January 1, 2007, the Company and its Subsidiaries have been in compliance in all material respects with, all applicable International Trade Laws and Regulations;

(b)           the Company possesses, and since January 1, 2007, the Company and its Subsidiaries possessed and have prepared and timely applied for, all import and export licenses required in accordance with all International Trade Laws and Regulations applicable to the conduct of its business;

(c)           the Company and each of its Subsidiaries have made available to Parent true and complete copies of all issued and pending import and export licenses obtained under the International Trade Laws and Regulations, if any; and

(d)           the Company does not currently maintain, and since January 1, 2007, neither the Company nor any of its Subsidiaries has maintained, employees, sales or marketing representatives or assets of any kind in any jurisdiction outside of the United States, except for Wavestream Asia as to which the international sales and marketing operation has been described on Schedule 3.26.

Section 3.27           Product Liability; Product Warranties.  Except as set forth in Section 3.27 of the Company Disclosure Schedule, all Company Products provided by the Company to customers conform, in all material respects, to applicable contractual commitments, express and implied warranties, product and service specifications, and, to the Knowledge of the Company, other than as reserved for in the ordinary course of business, the Company has no liability for replacement or repair thereof or other damages in connection therewith. Except as set forth in Section 3.27 of the Company Disclosure Schedule, no Company Product provided by the Company to customers is subject to any guaranty, warranty (other than warranties imposed by law) or other indemnity beyond the applicable standard terms and conditions of sale. Except as set forth in Section 3.27 of the Company Disclosure Schedule, the Company does not have any material liability arising out of any injury to a Person or property as a result of the ownership, possession, provision or use of any equipment or Company Product provided by the Company.  All material product liability claims that have been asserted against the Company, whether covered by insurance or not and whether litigation has resulted or not, are listed and summarized in Section 3.27 of the Company Disclosure Schedule.

Section 3.28           Brokers.  Other than Sagent Advisors, Inc., no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.29           Manufacturing and Marketing Rights.  Except as set forth in Section 3.29 of the Company Disclosure Schedule, the Company has not granted rights to manufacture, produce, assemble, license, market or sell its products or services to any other Person and is not bound by any agreement that affects the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products and services.

Section 3.30           Representations and Warranties.  Except for the representations and warranties contained in this Article III (as modified by the Company Disclosure Schedule), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of their Affiliates, officers, directors, employees, agents or representatives.  Except for the representations and warranties contained in this Article III (as modified by the Company Disclosure Schedule), the Company hereby disclaims all liability and responsibility for any representation, warranty, statement or information made, communicated or furnished (orally or in writing) to Parent or its Affiliates or representatives (including any opinion, information, projection or advice that may have been or may be provided to Parent by any director, officer, employee, agent, consultant or representative of the Company or any of its Affiliates).  The Company makes no representations or warranties to Parent regarding any projection or forecast regarding future results or activities or the probable success or profitability of the Company.

Section 3.31           Disclosure.  No statement made by the Company in this Agreement, the Company Disclosure Schedule or the certificates delivered pursuant to Section 6.2(f) on behalf of the Company to Parent in connection with the Merger or the transaction contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements contained herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or schedule.  To the Company’s Knowledge, there is no fact which the Company has not disclosed to the Parent in writing which has or is reasonably expected to have a Company Material Adverse Effect.

ARTICLE IV

Representations and Warranties of Parent, Merger Sub and Gilat

Parent, Merger Sub and Gilat jointly and severally represent and warrant to the Company as follows:

Section 4.1             Organization, Standing and Power.  Parent and Gilat are corporations duly organized, validly existing and in good standing under the laws of its place of organization and have the requisite corporate power and authority to carry on their respective businesses as now being conducted.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its place of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted.

Section 4.2             Authority.  Each of Parent, Merger Sub and Gilat has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement by each of Parent, Merger Sub and Gilat, the performance by each of Parent, Merger Sub and Gilat of its respective obligations hereunder, and the consummation by each of Parent, Merger Sub and Gilat of the transactions contemplated by this Agreement, have been duly authorized by the board of directors of each of Parent, Merger Sub and Gilat, and by Parent as holder of all outstanding shares of capital stock of Merger Sub and no other corporate or other action on the part of either Parent, Merger Sub or Gilat is necessary to authorize the execution and delivery of this Agreement by each of Parent, Merger Sub and Gilat, the performance by each of Parent, Merger Sub and Gilat of its respective obligations hereunder or the consummation by each of Parent, Merger Sub and Gilat of the transactions contemplated by this Agreement.  No vote of the holders of any of the outstanding shares of capital stock of Parent or Gilat is necessary to approve this Agreement and consummate the Merger and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent, Merger Sub and Gilat and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Parent, Merger Sub and Gilat), this Agreement constitutes a valid and binding obligation of Parent, Merger Sub and Gilat, enforceable against each of Parent, Merger Sub and Gilat in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3             Consents; Approvals.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority, is required by or with respect to Parent, Merger Sub or Gilat in connection with the execution and delivery of this Agreement by Parent, Merger Sub and Gilat or the consummation by Parent, Merger Sub and Gilat of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) filings under deferral or state securities Laws, (iii) such filings as many be required under the HSR Act and a joint filing of a voluntary notice to CFIUS pursuant to Exon-Florio, and (iv) such other filings, authorizations, consents and approvals that if not obtained or made could not reasonably be expected to have a material adverse effect on the ability of Parent, Merger Sub or Gilat to perform their obligations pursuant to this Agreement and to consummate the Merger and the transactions contemplated hereby in a timely manner (a “Parent Material Adverse Effect”).  Gilat and Parent have the financial resources to pay the Merger Consideration (as adjusted pursuant to Section 2.11), to carry out its obligations hereunder, and to consummate the transactions contemplated hereby.

Section 4.4             No Conflict.  The execution and delivery by Parent, Merger Sub and Gilat of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the organizational documents of Parent, Merger Sub or Gilat, (ii) any material contract to which Parent, Merger Sub or Gilat is a party or to which they or any of their respective properties or assets (whether tangible or intangible) is subject or bound, or (iii) any Law applicable to Parent, Merger Sub or Gilat or any of their respective properties (whether tangible or intangible) or assets (assuming receipt of the approvals listed in Section 4.3), except, in the case of (ii) or (iii), for such conflicts, violations or defaults as could not individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5             Litigation and Government Orders.  As of the date of this Agreement, there are no outstanding claims or other Proceeding pending against Parent, Merger Sub, Gilat or any other subsidiaries of Parent or Gilat (“Parent Subsidiaries”), or any of the assets or properties of Parent, Merger Sub or Gilat or any Parent Subsidiaries, or any of the directors or officers of Parent, Merger Sub, Gilat or any Parent Subsidiaries in their capacity as directors or officers of Parent, Merger Sub, Gilat or any Parent Subsidiaries that would prevent either Parent, Merger Sub or Gilat from performing its respective obligations under this Agreement or consummating the transactions contemplated by this Agreement.

Section 4.6             Due Diligence Investigation.  Parent and Gilat have had an opportunity to discuss the business, management, operations and finances of the Company with its respective officers, directors, employees, agents, representatives and Affiliates, and has had an opportunity to inspect the facilities of the Company.  Parent and Gilat have conducted their own independent investigation of the Company.  In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Parent and Gilat have relied solely upon the representations and warranties of the Company set forth in Article III (and acknowledges that such representations and warranties are the only representations and warranties made by the Company) and have not relied upon any other information provided by, for or on behalf of the Company or its agents or representatives to Parent or Gilat in connection with the transactions contemplated by this Agreement.  Parent and Gilat have entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any projection or forecast regarding future results or activities or the probable success or profitability of the Company. Parent and Gilat acknowledge that no current or former stockholder, director, officer, employee, Affiliate or advisor of the Company has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.  Notwithstanding the foregoing, any right to indemnification that any Indemnified Party otherwise may have hereunder shall not be affected by the investigation described above in this Section 4.6.

Section 4.7             Brokers’ and Finders’ Fees.  Parent and Gilat will be solely responsible for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by, or on behalf of, Parent, Merger Sub or Gilat.

Section 4.8             No Prior Activity.  Merger Sub has not incurred nor will it incur any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement, including the Merger.  Except as contemplated by this Agreement, Merger Sub had not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person, or become subject to or bound by any obligation or undertaking.  As of the date of this Agreement, all of the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by Parent, free and clear of all encumbrances (other than those created by this Agreement and the transactions contemplated by this Agreement).  Merger Sub does not have any subsidiaries.

Section 4.9             Sufficient Funds.  Parent and Gilat have sufficient funds available to it, without requiring the prior consent, approval or other discretionary action of any third-party, to make the payments required under Article II, to pay all fees and expenses to be paid by Parent, Merger Sub and Gilat in connection with the transactions contemplated by this Agreement, and to satisfy any other payment obligations that may arise in connection with, or may be required in order to consummate, the transactions contemplated by this Agreement.  Parent, Merger Sub and Gilat expressly acknowledge that Parent’s, Merger Sub’s and Gilat’s ability to obtain financing is not a condition to the obligations of Parent, Merger Sub and Gilat hereunder.

ARTICLE V

Certain Covenants

Section 5.1             Conduct of Business Prior to the Effective Time.  Except as expressly permitted herein, set forth in Section 5.1 of the Company Disclosure Schedule, or required by Law, from the Execution Date through the Effective Time or the termination of this Agreement pursuant to its terms, the Company shall conduct its business in all material respects in the ordinary course of its business consistent with past practice and, to the extent consistent therewith, use its reasonable best efforts to maintain and preserve substantially intact its business organization and the goodwill of those having business relationships with it.  Without limiting the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, or required by Law, from the Execution Date through the Effective Time or the termination of this Agreement pursuant to its terms, the Company shall not, without the prior written consent of Parent:

(a)           Cause, permit or propose any material amendments to the Company Certificate or Company Bylaws;

(b)           Amend any material term of any outstanding Company Capital Stock;

(c)           Merge or consolidate with any other Person;

(d)           Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of Company Capital Stock or other equity interests of, or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares, equity interests, or convertible securities, other than: (A) issuances of Company Capital Stock upon the exercise of Company Options, Company Warrants or other rights of the Company existing on the date hereof in accordance with their present terms or granted pursuant to clauses (B) or (C) hereof, (B) grants of stock options to purchase Company Common Stock granted in the ordinary course of business consistent with past practice and on Ordinary Course Terms (as defined below) to new Company employees under the Company Option Plans outstanding on the date hereof, and (C) grants of stock options to purchase Company Common Stock granted to existing Company employees (other than to directors and officers), under the Company Option Plans outstanding on the date hereof in the ordinary course of business consistent with past practice in connection with annual compensation reviews or ordinary course promotions and in each case on Ordinary Course Terms (the grants described, and subject to the limitations, in clauses (B) and (C), the “Ordinary Course Grants”, and for purposes of this Section 5.1, “Ordinary Course Terms” shall mean options to purchase Company Common Stock with the following terms (i) a per share exercise price that is no less than the current market price at the time of grant of a share of Company Common Stock and (ii) a vesting schedule no more favorable than one-quarter (1/4) on the one-year anniversary of the date of grant, and one-forty-eighth (1/48) on each monthly anniversary of the date of grant thereafter;

(e)           Make any material loan, advance or capital contributions to or material investments in any Person, other than: (A) loans or investments by it to any wholly-owned Subsidiary of it, (B) employee loans or advances in the ordinary course of business consistent with past practices or (C) otherwise in the ordinary course of business consistent with past practices;

(f)           Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Company Capital Stock;

(g)           Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company Capital Stock, other than in connection with tax withholdings and exercise price settlement upon the exercise of Company Options;

(h)           Enter into or amend any Material Contract other than in the ordinary course of business;

(i)           Take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business or except as required by changes in GAAP;

(j)           Except for salary increases or the introduction of new or modifications to employee benefit arrangements in the ordinary course of business and consistent with past practice, the Company shall not (i) materially increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, (ii) enter into any new employment, severance or consulting agreement with any of its existing employees, or (iii) materially amend or enter into a new Company Plan (except as required by Law or as would not otherwise materially increase the cost of the Company Plan to the Company);

(k)           Delay its payments of payables or accelerate its collections or receivables as compared to prior practice, or fail to maintain inventory at a level sufficient to meet existing or reasonably anticipated customer requirements; or

(l)           Agree or commit to do any of the foregoing.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the operations of the Company prior to the Closing.  Prior to the Closing, the Company shall exercise complete control and supervision of the operation of its business.  Parent’s consent shall not be required for the foregoing to the extent inconsistent with applicable Law, as reasonably determined by Parent’s counsel.  Notwithstanding the foregoing, nothing contained in this Section 5.1 shall prohibit or otherwise restrict the Company from making the payments and distributions in accordance with Section 2.9.

If the Company desires to take an action that would be prohibited by this Section 5.1 hereof, prior to taking such action the Company may request such written consent by sending an email to the following individuals (or to such other individual Parent may have designated to the Company in writing) who Parent shall cause to respond to such request for written consent within two (2) Business Days:

Name: Joshua Levinberg
Email: Joshua@gilat.com

with a copy to:

Name: Rachel Prishkolnik
Email: RachelP@gilat.com

Name: Mark Bresnahan
Email: Mark.Bresnahan@spacenet.com

Section 5.2             No Solicitation.  The Company shall not, nor shall it authorize or permit any officer, director, employee, investment banker, financial advisor, attorney or other advisor or representative of the Company to, directly or indirectly (i) solicit, initiate, or encourage the submission of, any Purchase Proposal, (ii) enter into any agreement with respect to or approve or recommend any Purchase Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person  any information with respect to the Company in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Purchase Proposal.

Section 5.3             Stockholder Matters.  Immediately following the execution of this Agreement, the Company shall use its reasonable best efforts to obtain the Requisite Stockholder Approval within the time frame provided in Section 8.1(f) or, if not obtained within such time frame, as soon as practicable thereafter.  Once the Requisite Stockholder Approval has been obtained, the Company will provide to Parent a certificate of the Secretary of the Company certifying that the Requisite Stockholder Approval has been obtained in accordance with the DGCL, the CGCL, the Company Charter and the Company Bylaws and indicating the consents obtained from the holders of each class of stock.  In addition, immediately following the execution of this Agreement, the Company shall use its reasonable best efforts to prepare an Information Statement (the “Information Statement”) accurately describing this Agreement, the Merger and the transactions contemplated thereby.  Parent shall provide promptly to the Company such publicly-available information concerning its business as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto and shall cause its counsel to cooperate with the Company’s counsel in the preparation of the Information Statement.  The Company shall provide the Information Statement to each Stockholder, with a copy to the Stockholder Representative, together with notice of the Requisite Stockholder Approval pursuant to and in accordance with the applicable provisions of the DGCL, the CGCL, the Company Charter and the Company Bylaws, and which notice shall include the notice to stockholders required by Section 262 of the DGCL and Section 1300 of the CGCL of the approval of the Merger and that appraisal rights will be available.

Section 5.4             Access to Information; Confidentiality.  The Company shall afford to the accountants, counsel, financial and other advisors, Affiliates and other representatives of Parent (collectively, “Parent Representatives”) reasonable access during normal business hours to, and permit them to make such inspections as they may reasonably require of, during the period from the Execution Date through the Effective Time, all of its properties, books, contracts, commitments and records (including engineering records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall (i) make available to Parent all information concerning its business, properties and personnel as Parent may reasonably request and (ii) provide reasonable access to and opportunities to communicate with the employees of the Company expected to be retained regarding the benefits and compensation of such employees; provided, however, that Parent and any Parent Representative shall not materially or unduly interfere with any of the operations or business activities of the Company.  The Company shall not be required to provide access to, or disclose, information to the extent such access or disclosure would violate any attorney-client privilege or contravene any Law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that does not cause such violation or prohibition).  No information or knowledge obtained in any investigation pursuant to this Section 5.4 or otherwise shall affect or be deemed to modify or qualify any representation or warranty of the Company or the conditions to the obligations of the Parties to consummate the Merger.  The Parties acknowledge that the Company and Parent have previously executed a Nondisclosure Agreement, dated as of July 29, 2010 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, until the Effective Time, at which time the Confidentiality Agreement shall terminate.

Section 5.5             Filings and Consents.  Subject to the terms and conditions of this Agreement, each of the Parties (i) shall use all commercially reasonable efforts to cooperate with one another in determining which filings are required to be made by each Party prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained by each Party prior to the Effective Time with Governmental Authorities (including such filings as are required under the HSR Act and payment of required filing fees under the HSR Act (which shall be shared equally by the Parties), and also including a joint notice under Exon-Florio to CFIUS as described below with respect to the Merger (the “CFIUS Notice”)) or other third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) shall use all commercially reasonable efforts to assist the other Party in timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers required to be made and obtained by the other Party or which Parent reasonably deems necessary or appropriate.  Prior to making any application to or filing with any Governmental Authority in connection with this Agreement, to the extent the Parties need to collaborate on matters in such filings, each Party shall provide the other Party with drafts or relevant portions thereof (excluding any confidential information included therein) and afford the other Party a reasonable opportunity to comment on such drafts to the extent needed for the Parties to complete the filings (provided that commercially sensitive materials shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel).  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Section 5.5, the proper officers and directors of the Surviving Corporation shall take all such necessary action.  The Parties shall use commercially reasonable efforts to cooperate so as to file within three (3) Business Days of the Execution Date (or such other number of days agreed by the Parties) all filings required under the HSR Act.  The Parties shall use commercially reasonable efforts to cooperate so as to file promptly after the Execution Date a draft notice to CFIUS, and five (5) Business Days thereafter (or such other number of days agreed by the Parties) a formal CFIUS Notice and to seek confirmation from CFIUS that (i) the Merger does not fall within the scope of transactions requiring investigation and (ii) it will not propose or impose any restrictions or conditions on the Merger.

Section 5.6             Public Announcements.  Except as contemplated by this Agreement or as otherwise required by Law (including applicable securities Laws or stock exchange requirements, as reasonably determined by Parent upon advice of counsel), prior to the Closing, the Parties will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without the prior written consent of the other Party (other than disclosures to Company Securityholders in connection with the approval of this Agreement and other than any required filing by Parent with the SEC or other Governmental Authority).

Section 5.7             Indemnification of Directors and Officers.

(a)           The certificate of incorporation and the bylaws of the Surviving Corporation shall contain provisions with respect to indemnification, advancement of expenses and director exculpation as are set forth in the Company Charter and Company Bylaws as in effect at the date hereof (to the extent consistent with applicable Law), which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the Effective Time were entitled to indemnification, advancement of expenses or exculpation under the Company Charter and Company Bylaws in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Merger and the transactions contemplated under this Agreement), unless otherwise required by applicable Law.

(b)           From and after the Effective Time and until the expiration of any applicable statutes of limitation, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries (collectively, the “Indemnified Parties”) against all losses, claims, damages, expenses (including reasonable attorneys’ fees), liabilities or amounts that are paid in settlement of, or otherwise (“Losses”), in connection with any claim, action, suit, Proceeding or investigation, whether civil, criminal, administrative or investigative and including all appeals thereof (a “Claim”) to which any Indemnified Party is or may become a party to by virtue of his or her service as a present or former director, officer or employee of the Company or any of its Subsidiaries or his or her serving at the request of the Company or its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Effective Time (including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the transactions contemplated under this Agreement), in each case to the fullest extent permitted and provided in the Company Charter and Company Bylaws as in effect at the date hereof and as permitted under the DGCL and the CGCL.

(c)           Prior to the Effective Time, (i) the Company may elect to obtain, and pay for (such payment to be included as a Closing Payment), “tail” insurance policies with a claims period of six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in an amount and scope no less favorable than the existing policy of the Company for claims arising from facts or events that occurred on or prior to the Effective Time at a cost that is reasonable and customary for tail insurance policies with its existing directors’ and officers’ liability policy insurer or an insurer with a comparable insurer financial strength rating as the Company’s existing directors’ and officers’ liability policy insurer (the “D&O Insurance”).  If and to the extent such a D&O Insurance policy has been purchased prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policy in effect and continue to honor the obligations thereunder.

(d)           The obligations under this Section 5.7 shall not be terminated or modified in such a manner as to affect adversely any Indemnified Party to whom this Section 5.7 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.7 applies and their respective heirs, successors and assigns shall be express third-party beneficiaries of this Section 5.7).  This Section 5.7 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

(e)           If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.7.

Section 5.8             Employee Benefit Matters.

(a)           From and after the Effective Time, Company Plans in effect as of the date of this Agreement shall remain in effect with respect to employees of the Company (or their Subsidiaries) covered by such plans at the Effective Time until such time as Parent shall, subject to applicable Law, the terms of this Agreement and the terms of such plans, adopt new benefit plans with respect to employees of the Company (the “New Benefit Plans”).  Prior to the Effective Time, Parent and the Company shall cooperate in reviewing, evaluating and analyzing Company Plans with a view towards developing appropriate New Benefit Plans for the employees covered thereby.  At such time as any New Benefit Plans are implemented, Parent will, and will cause its Subsidiaries to, with respect to all New Benefit Plans, (i) provide each employee of the Company with service or other credit for all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of the Company under any New Benefit Plan that is a welfare plan that such employees may be eligible to participate in after the Effective Time, to the extent that such employee would receive credit for such conditions under the corresponding welfare plan in which any such employee participated immediately prior to the Effective Time, (ii) provide each employee of the Company with credit for any co-payments, co-insurance and deductibles paid in satisfying any applicable deductible or out-of-pocket requirements under any New Benefit Plan that is a welfare plan that such employees are eligible to participate in after the Effective Time for the applicable plan year, (iii) provide each employee with credit for all service for purposes of eligibility, vesting and benefit accruals (but not for benefit accruals under any defined benefit pension plan) with the Company, under each employee benefit plan, program, or arrangement of Parent or its Subsidiaries in which such employees are eligible to participate after the Effective Time, and (iv) provide benefits under medical, dental, vision and similar health and welfare plans that are in the aggregate no less favorable than those provided to similarly situated employees of Parent and its Subsidiaries; provided, however, that in no event shall the employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.  Notwithstanding anything to the contrary in this Section 5.8, Parent shall have no obligation to provide any credit for service, co-payments, co-insurance, deductibles paid, or for any purpose, unless and until Parent has received such supporting documentation as Parent may reasonably deem to be necessary in order to verify the appropriate credit to be provided.

(b)           If requested by Parent at least seven (7) days prior to the Effective Time, the Company shall terminate any and all Company Benefit Plans intended to qualify under Section 401(k) of the Code, effective not later than the last business day immediately preceding the Effective Time.  In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Company Board not later than the day immediately preceding the Effective Time.

(c)           The foregoing notwithstanding, Parent shall, and shall cause its Subsidiaries to, honor in accordance with their terms all benefits accrued through the Effective Time under Company Benefit Plans or under other contracts, arrangements, commitments, or understandings described in the Company Disclosure Schedule.

Section 5.9             Fees and Expenses.  Except as otherwise set forth herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

Section 5.10           Obligations of Parent, Merger Sub and Gilat.  Prior to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms:

(a)           Merger Sub shall not, and Parent shall cause Merger Sub not to, undertake any business or activities other than in connection with this Agreement and engaging in the Merger and the other transactions contemplated by this Agreement.

(b)           Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereunder on the terms and subject to the conditions set forth in this Agreement.

(c)           Parent, Merger Sub and Gilat shall not engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that would reasonably be expected to materially delay the consummation of, or otherwise adversely affect, the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Parent and Gilat shall not, and shall cause its Subsidiaries not to, acquire (whether via merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any material amounts of assets of or any equity in any Person or any business or division thereof, unless Parent reasonably determines that acquisition or agreement would not (i) impose any significant delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Merger, or the other transactions contemplated by this Agreement, or the expiration or termination of any waiting period under applicable Law, or (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger, or the other transactions contemplated by this Agreement, or increase the risk of not being able to remove any such order on appeal or otherwise.

Section 5.11           Section 280G Approval.

(a)           The Company shall use its reasonable best efforts to obtain from each Person, if any,  who might receive payments and/or benefits that may be nondeductible under Section 280G of the Code in connection with the consummation of the Merger a duly executed waiver (a “Parachute Payment Waiver”) of the Potential Parachute Payments. For the purposes of this Agreement, “Potential Parachute Payment” shall mean the portion of any Person’s payments and/or benefits that may separately or in the aggregate constitute “parachute payments” pursuant to Section 280G of the Code that is in excess of 2.99 times such Person’s “Base Amount” (within the meaning of Section 280G(b)(3) of the Code).  The Company shall have delivered each Parachute Payment Waiver to Parent on or before the Closing Date.

(b)           The Company shall use its reasonable best efforts to obtain the approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to contracts or arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons under Section 5.11(a), might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code (based on reasonable advice of tax advisers), with such stockholder approval to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

Section 5.12           Conduct of Business During Earnout Period.

(a)           From the Closing Date until the end of Earnout Period, Parent and Gilat agree to operate the Company in a manner consistent with commercially reasonable practices (where the practices of the Company and Parent’s policies and standards prior to Closing shall be deemed commercially reasonable) and, unless otherwise consented to in writing by the Stockholder Representative, Parent and Gilat shall not:

(i)           permit the Company to: (A) sell, transfer, license or otherwise dispose of all or substantially all of its assets, (B) merge or consolidate with any Person, (C) liquidate or dissolve, or (D) add any subsidiary;

(ii)          compete or cause any Parent Subsidiary to, compete anywhere in the world with the Company as it exists upon Closing;

(iii)         fail to cause the Company to maintain in a manner consistent with the sound and prudent practices maintained by the Company prior to the Closing, all accounting books and records which will provide the information necessary for the calculation of the Revenue and Earnout Payment;

(iv)         cause the termination of employment by Parent, Gilat or the Company of either Clifton Cooke or Michael Mollin, or any other change in either such individual’s position or material change in either such individual’s responsibilities with the Company (for the avoidance of doubt, the need for Parent approvals in the ordinary course shall not be deemed a material change in such responsibilities), in any case other than for cause as defined in such individual’s employment agreement with the Company;

(v)          take any action to rename the Company, except to identify the Company as a Gilat Satellite Networks company;

(vi)         in the event of a direct or indirect sale or transfer of all or substantially all of the assets of Parent or Gilat in whatever form, fail to cause its successor or assign to expressly assume Parent’s or Gilat’s obligations under this Agreement, including without limitation the covenants obligating the Parent and Gilat to pay the Earnout Payment;

(vii)        accelerate, delay, hinder or prevent the shipping of products, the providing of services or the receipt of Revenue during the Earnout Period in any manner which is not consistent with the Company’ past practices and which would cause Revenue to be received after the Earnout Period rather than during the Earnout Period;

(viii)       take any action that has as its purpose the artificial reduction of the Revenue of the Company;

(ix)          withdraw any working capital from the Company if such action would leave the Company without adequate working capital; or

(x)           shift the Company’s Revenue to other members of Parent’s or Gilat’s consolidated group of companies or Parent Subsidiaries.

(b)           Violation by Parent or Gilat.  In the event of a violation by Parent or Gilat of any of the provisions in this Section 5.12, Parent and the Stockholder Representative shall cooperate to modify the Revenue targets set forth in Section 2.10 to an extent consistent with the magnitude of the violation by Gilat or Parent of such provisions such that the prospects for satisfying the Revenue targets set forth in Section 2.10 are not diminished as a result of such violation.

(c)           Involuntary Bankruptcy of Parent.  If, during the Earnout Period, any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding or assignment for the benefit of creditors, is instituted by or against Parent, Gilat or any material subsidiary of Gilat or Parent, and if instituted against Parent, Gilat or any material subsidiary of Gilat or Parent, is not dismissed within thirty (30) days, then $6,798,000 (deeming for such purposes that all of the conditions to such payment have been satisfied) shall be immediately due and payable to the Company Securityholders by Parent and Gilat without demand, notice or declaration of any kind whatsoever, which such funds shall be distributed to the Company Securityholders by wire transfer in accordance with the allocations for the Earnout Payment set forth on the Allocation Certificate.

(d)           Cooperation.  For purposes of complying with the terms set forth in this Section 5.12 and Section 2.10, each Party shall cooperate with and promptly make available to the other party and its auditors and representatives, all information, records, data, auditors’ working papers, and access to its personnel, shall permit access to its facilities and shall permit the other party and its auditors and representatives to make copies of all information, records, data and auditor’s working papers, in each case as may be reasonably required in connection with the determination of satisfaction of the conditions set forth in Section 2.10.

Section 5.13           Tax Matters.

(a)           The Company shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns relating to the Company and its Subsidiaries required to be filed on or prior to the Closing Date, and the Company shall timely pay any Taxes of the Company and its Subsidiaries due on or prior to the Closing Date, taking into account any granted filing extension requests.  Unless otherwise required by applicable law, such Tax Returns shall be prepared and filed in a manner consistent with past practice.  Unless otherwise required by applicable law, neither the Company nor its Subsidiaries shall, in such Tax Returns, adopt a new position, election or method which would have the effect of deferring taxable income from periods or portions of periods occurring on or before the Closing Date to periods or portions of periods occurring subsequent to the Closing Date.  The Company shall (i) provide all such Tax Returns that are income Tax Returns to Parent for review at least thirty (30) days prior to filing and (ii) shall consider in good faith such revisions to such Tax Returns as are reasonably requested by Parent.

(b)           Parent shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns relating to the Company and its Subsidiaries for the Pre-Closing Tax Period that are filed after the Closing Date.  Unless otherwise required by applicable law, such Tax Returns shall be prepared and filed in a manner consistent with past practice.  Unless otherwise required by applicable law, neither the Parent nor its Subsidiaries shall, in such Tax Returns, adopt a new position, election or method which would have the effect of accelerating taxable income from periods or portions of periods occurring subsequent to the Closing Date to periods or portions of periods occurring on or before the Closing Date.  Parent shall (i) provide all such Tax Returns that are income Tax Returns to the Stockholder Representative for review and comment at least thirty (30) days prior to filing and (ii) shall consider in good faith such revisions to such Tax Returns as are reasonably requested by the Stockholder Representative.  Parent shall timely pay any Taxes of the Company and its Subsidiaries due after the Closing Date.  Parent shall be promptly and fully reimbursed out of the Escrow Account for any and all Taxes paid or payable by Parent, the Company or its Subsidiaries following Closing and shown as due on such Tax Returns and attributable (pursuant to the definition of “Pre-Closing Taxes”) to any Pre-Closing Tax Period of the Company or any of its Subsidiaries (except to the extent, if any, that Closing Net Working Capital has been reduced by the amount of such Taxes).

(c)           Unless required by applicable law or unless the Stockholder Representative provides its written consent which consent shall not be conditioned, withheld or delayed unreasonably, none of Parent or any Parent Subsidiary shall amend, refile or otherwise modify any Tax Return of the Company or its Subsidiaries, or waive any limitations period with respect to such Tax Returns, if such amendment, refiling, modification or waiver would reasonably be expected to result in an increase in Taxes for which indemnification of the Parent Indemnified Parties would be required hereunder.

(d)           Any Tax refunds received by Parent, or any Parent Subsidiary, after the Closing Date, and any amounts credited against any Tax to which Parent, or any Parent Subsidiary, becomes entitled, that relate to Tax refunds of or overpayments by the Company or any of its Subsidiaries for the Pre-Closing Tax Period shall be for the account of the Company Securityholders.  Parent shall pay over to the Company Securityholders any such refund or the amount of such credit as soon as practicable after actual receipt of the cash benefit of such refund or credit; provided, however, that, if any amounts are due to Parent pursuant to the provisions of Section 5.13(b) or Section 7.2 (determined without regard to the limitations set forth in Section 7.3), Parent may retain and apply such refund or credit toward the satisfaction of the amounts that are due to Parent and shall pay such refund or credit to the Company Securityholders only if, and only to the extent that, such refund or credit exceeds the amounts that are due to Parent.

(e)           Parent shall not make, or cause to be made, any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

(f)           The Company, Parent and the Stockholder Representative shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees and agents to reasonably cooperate, in preparing and filing all Tax Returns of the Company, in resolving any audits or disputes relating to Taxes of the Company and in connection with any other matters relating to Taxes of the Company.

Section 5.14           Further Assurances.  Each of the Parties shall use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement.  Each of the Parties shall use its reasonable best efforts to comply promptly with all legal requirements which may be imposed on such Party with respect to the Merger and will promptly cooperate with and furnish information to any other Party hereto in connection with any such requirements imposed upon such other Party in connection with the Merger.  Each Party will use its reasonable best efforts to obtain and make (and will cooperate with the other parties in obtaining or making) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Authority, or other third party, required to be obtained or made by such Party or its subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.  Each Party hereto, at the request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the other transactions contemplated by this Agreement.  Each Party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

Section 5.15          Guaranty of Gilat.  Gilat hereby guarantees the payment by Parent of any amounts payable by Parent pursuant to the Merger or otherwise pursuant to this Agreement and the transactions contemplated hereby and will cause Parent to perform all of its other obligations under this Agreement (including, without limitation, the payment of the Merger Consideration, as adjusted pursuant to the terms of this Agreement) in accordance with its terms.

Section 5.16           Financial Statements.

(a)           The Company shall exercise commercially reasonable efforts to engage Moss Adams to conduct a SAS 100 review of the unaudited consolidated balance sheet of the Company and its business as of the end of the calendar quarter ending June 30, 2010 and statements of operations and cash flows and notes thereto for the applicable year to date periods during 2010 and 2009 in accordance with GAAP.  The Company also shall exercise commercially reasonable efforts to engage Moss Adams to conduct such additional procedures as are reasonably necessary to enable Moss Adams to prepare audit opinions associated with the audited financial statements of the Company for 2009, 2008 and 2007 which are compliant with all SEC requirements.  Parent shall pay to Moss Adams (or such other firm, as the case may be) its fees and expenses for such review.

(b)           The Company will seek to have as much of the foregoing as practicable completed prior to Closing, but the Company’s obligations pursuant to this Section 5.16 shall not be a condition to Closing.  The Parties acknowledge and agree that the results of such audits and reviews shall have no effect whatsoever on the determination of Closing Net Working Capital, which is being determined on a basis consistent with the basis of preparation of the Financial Statements as delivered to Parent prior to the date hereof.

ARTICLE VI

Conditions Precedent to the Merger

Section 6.1             Conditions to Obligation of the Company to Effect the Merger.  The obligations of the Company to effect the Merger and consummate the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by the Company, at or prior to the Effective Time of the following conditions:

(a)           Performance of Obligations; Representations and Warranties.  Each of Parent, Merger Sub and Gilat shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Parent, Merger Sub and Gilat contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), and the Company shall have received certificates signed on behalf of each of Parent, Merger Sub and Gilat by its Chief Executive Officer and Chief Financial Officer to such effect.

(b)           Requisite Stockholder Approval.  The Company shall have obtained the Requisite Stockholder Approval.

(c)           Approvals.  All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Authority that are necessary (as determined pursuant to Section 5.5) to effect the Merger or any of the transactions contemplated hereby, including without limitation those required under the HSR Act, shall have been obtained, shall have been made or shall have occurred.  In addition, CFIUS shall have provided written notice that it has completed its review (or, if applicable, investigation), and determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement, and the review period under the HSR Act shall have expired or terminated, each without any material restrictions or material conditions having been proposed or imposed on the Merger or the Company arising from such review or investigation.

(d)           No Order.  No court or other Governmental Authority having jurisdiction over the Company or Parent, or any of Parent’s Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

(e)           Escrow Agreement.  Parent, the Stockholder Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

Section 6.2             Conditions to Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger and consummate the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by Parent, at or prior to the Effective Time of the following conditions:

(a)           Performance of Obligations; Representations and Warranties.  The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time; each of the representations and warranties of the Company contained in this Agreement (without giving effect to any materiality qualifications) shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) except where the failure of such representations and warranties to be true, individually or in the aggregate, has not resulted in or is not reasonably expected to result in a Company Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

(b)           Requisite Stockholder Approval; Dissenting Shares.  The Company shall have obtained the Requisite Stockholder Approval.  Dissenters Stockholders hold less than ten percent (10%) of the aggregate number of the Company Common Stock on an as-converted basis.

(c)           Approvals.  All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Authority that are necessary (as determined pursuant to Section 5.5) to effect the Merger or any of the transactions contemplated hereby, including without limitation those required under the HSR Act, shall have been obtained, shall have been made or shall have occurred.  In addition, CFIUS shall have provided written notice that it has completed its review (or, if applicable, investigation), and determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement, and the review period under the HSR Act shall have expired or terminated, each without any material restrictions or material conditions having been proposed or imposed on the Merger or the Company or Parent arising from such review or investigation.

(d)           No Order.  No court or other Governmental Authority having jurisdiction over the Company or Parent, or any of Parent’s Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

(e)           Litigation.  No administrative or judicial proceedings shall have been initiated, or threatened in writing by any Governmental Authority, which seek to restrain or prohibit the Merger or any of the transactions contemplated by this Agreement.

(f)           Secretary Certificate.  The Company shall have delivered to Parent a certificate executed by the Secretary of the Company dated as of the Effective Time, certifying as to (a) the good standing of the Company in its jurisdiction of organization, (b) the Company Charter, (c) the effectiveness of the resolutions required in order to authorize the execution, delivery and performance of this Agreement by the Company and (d) incumbency of officers.

(g)           Stockholder Release.  Parent shall have received a release in the form attached hereto as Exhibit B-1 from each Stockholder listed on Schedule 6.2(g) (the “Stockholder Release”).

(h)           Executive Stockholder Release.  Parent shall have received a release in the form attached hereto as Exhibit B-2 from each Stockholder listed on Schedule 6.2(h) (the “Executive Stockholder Release”).

(i)           Assignment Consents.  The Company shall have delivered to Parent the consents with respect to the Merger under the Contracts listed on Schedule 6.2(i).

(j)           Escrow Agreement.  Parent, the Stockholder Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(k)           Company Material Adverse Effect.  Since the date of this Agreement, there shall have been no Company Material Adverse Effect.

(l)           FIRPTA Certificate.  The Company shall have delivered to Parent a certificate prepared in accordance with Treasury Regulations Section 1.1445-2 certifying that interests in the Company are not U.S. real property interests.

ARTICLE VII

Indemnification; Stockholder Representative

Section 7.1             Survival of Representations, Warranties and Covenants.  All representations and warranties made by the Company, Parent, Merger Sub and Gilat in this Agreement shall survive the Closing and shall expire on the Escrow Release Date.  Any rights with respect to a claimed breach of a representation or warranty shall expire at the Escrow Release Date, unless on or prior to the Escrow Release Date written notice asserting such claimed breach has been given in accordance with this Article VII and the Escrow Agreement to the party from whom recovery is sought, following which the claim to which such notice relates may continue to be asserted beyond the Escrow Release Date.  All covenants and agreements in this Agreement shall survive the Closing and continue in full force and effect.

Section 7.2             Right to Indemnification.

(a)           Subject to the limitations set forth in this Article VII and subject to the provisions of Section 5.13(d), from and after the Effective Time, Parent shall be entitled to be indemnified, solely from the Escrow Account (less any applicable fees and expenses of the Escrow Agent, which shall be paid from such account), against any Damages actually incurred by Parent, Merger Sub (after the Effective Time), or the Surviving Corporation as a result of or arising from: (i) any breach of any representation or warranty set forth in Article III, (ii) any breach of any covenant or agreement of the Company set forth in this Agreement, (iii) any Pre-Closing Taxes of the Company or its Subsidiaries (except to the extent, if any, that Closing Net Working Capital has been reduced by the amount of such Taxes), or (iv) any Damages attributable to Allocation Certificate Items and Legal Compliance Failures.

(b)           Notwithstanding the foregoing, nothing herein shall limit Parent’s ability to assert claims for fraud or intentional misrepresentation.

(c)           Subject to the limitations set forth in this Article VII, from and after the Effective Time, the Company Securityholders shall be entitled to be indemnified by Parent and the Surviving Corporation against and held harmless any Damages actually incurred by any of the Company Securityholders to the extent arising out of, relating to, or in connection with: (i) any breach of any representation or warranty set forth in Article IV, or (ii) any breach of any covenant or agreement of Parent, Merger Sub or Gilat set forth in this Agreement.

Section 7.3             Limitations on Liability.

(a)           Subject only to Section 5.13(d) and Section 7.2(b), (i) from and after the Effective Time, the right of Parent to be indemnified from the Escrow Account pursuant to this Article VII shall be the sole and exclusive remedy with respect to any breach of any representation or warranty of the Company contained in, or any other breach by the Company of, this Agreement, (ii) no current or former stockholder, director, officer, employee, affiliate or advisor of the Company shall have any Liability of any nature to Parent, the Surviving Corporation or any Affiliate of Parent or the Surviving Corporation with respect to any breach of any representation or warranty contained in, or any other breach of, this Agreement and (iii) the maximum aggregate Liability pursuant to this Article VII or otherwise in connection with this Agreement, the Merger and the transactions contemplated hereby of the Company Securityholders to Parent or Merger Sub shall be limited to amounts then held in the Escrow Account.

(b)           Without limiting the effect of any other limitation contained in this Article VII, the indemnification provided for in Section 7.2(a)(i) shall not apply except in the event that the aggregate Damages against which Parent would otherwise be entitled to be indemnified under this Article VII exceeds $750,000 (the “Basket”) in which event Parent shall, subject to the other limitations contained herein, be entitled to be indemnified for all such Damages including the amount equal to the Basket; provided, however, that this limitation shall not apply to Damages resulting from (i) Pre-Closing Taxes pursuant to Section 7.2(a)(iii) or (ii) breaches of the representations and warranties (without giving effect to any materiality qualifications or any items listed in the Company Disclosure Schedule as “informational disclosure only” items) in Section 3.2(f), the last sentence in Section 3.5, Section 3.7(e) and Section 3.9.  Any amounts payable to Parent or Merger Sub pursuant to this Article VII shall be paid solely and exclusively from the Escrow Account in accordance with the terms of the Escrow Agreement, and no holder of Company Capital Stock, Company Warrants, Company Options or any other Person shall be liable for any deficiency with respect to indemnity pursuant to this Article VII.

(c)           Without limiting the effect of any other limitation contained in this Article VII, the calculation of Damages shall not include losses arising because of a change after Closing in Law or accounting principle.  A Person seeking to be indemnified pursuant to Section 7.2 shall not be entitled to multiple recovery for the same Damages.

Section 7.4             Procedures; Third-Party Claims.

(a)           Any party seeking indemnification under this Article VII (an “Indemnified Party”) shall give the party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within thirty (30) days of such determination and prior to the Escrow Release Date, stating the amount of the Damages, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that no delay (including past such thirty (30)-day period) on the part of an Indemnified Party in notifying an Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 7.4 except to the extent that such delay materially prejudices the defense of the Third Party Claim by the Indemnifying Party.  In the event that any claim or demand by a third party for which an Indemnifying Party may be liable to any Indemnified Party hereunder (a “Third Party Claim”) is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall as promptly as reasonably practicable notify the Indemnifying Party in writing of such Third Party Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Third Party Claim) (the “Claim Notice”).  The failure on the part of the Indemnified Party to give any such Claim Notice in a reasonably prompt manner shall not relieve the Indemnifying Party of any indemnification obligation hereunder unless, and only to the extent that, the Indemnifying Party is materially prejudiced thereby.

(b)           The Indemnifying Party shall have thirty (30) days from the receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (a) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Third Party Claim and (b) whether or not it desires to defend the Indemnified Party against such Third Party Claim.  All costs and expenses incurred by the Indemnifying Party in defending such Third Party Claim shall be a liability of, and shall be paid by, the Indemnifying Party and shall not be deemed Damages hereunder.  Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Third Party Claim, the Indemnifying Party shall, at its sole cost and expense, have the right to defend the Indemnified Party by appropriate proceedings with counsel of its choice and shall have the power to direct and control such defense, except to the extent the Indemnified Party has claims or defenses available to it that are not available to the Indemnifying Party.  If any Indemnified Party desires to participate in any such defense it may do so at its own cost and expense, provided that if the Indemnified Party has defenses different than those of the Indemnifying Party or the matter primarily involves a claim for injunctive relief, the Indemnified Party may participate in any such defense at the reasonable cost and expense of the Indemnifying Party.  If the Indemnifying Party does not elect to assume the defense of such Third Party Claim, the Indemnified Party shall have the right to control such defense.  The party controlling the defense of such Third Party Claim shall keep the other Party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith the recommendations made by the other Party with respect thereto.

(c)           Neither the Indemnifying Party nor the Indemnified Party shall have the right to settle any Third Party Claim without the written consent of the other Party, which consent shall not be unreasonably conditioned, withheld or delayed; provided, however, that the written consent of Parent shall not be required if (i) any amounts payable pursuant to such settlement or compromise do not exceed the aggregate value of the Escrow Amount and (ii) such settlement is solely for money damages, includes a complete written release of Parent and the Surviving Corporation from all liability with respect to such Third-Party Claim and does not impose any injunctive or equitable relief or other operational restrictions on Parent or the Surviving Corporation; provided, however, that the written consent of the Indemnifying Party shall not be required if (i) the Indemnifying Party had the right to assume the defense of a Third Party Claim pursuant to this Section 7.4 and (ii) the Indemnifying Party did not elect to assume the defense of such Third Party Claim.  Except to the extent provided in the preceding sentence, no settlement of any such Third-Party Claim shall be determinative of the amount of any claim against the Company or the Escrow Amount.

(d)           If there is a Third Party Claim that has survived after the Escrow Release Date and at least twelve (12) months have elapsed since the last communication received from the third-party claimant by the Indemnified Party or any other party to this Agreement with respect to such Third Party Claim, then such Third Party Claim shall be deemed to be dormant, the Indemnifying Party shall not be liable for any Damages arising out of such Third Party Claim, and any portion of the Escrow Amount that were held in reserve in the Escrow Account with respect to such Third Party Claim shall promptly be released by the Escrow Agent following the date of such twelve-month anniversary.

Section 7.5             Characterization of Payments.  The Parties agree that any indemnification payments made pursuant to this Article VII shall be treated for all Tax purposes as an adjustment to the Merger Consideration unless otherwise required by Law.

Section 7.6             Stockholder Representative.

(a)           Shareholder Representative Services LLC is hereby appointed as agent and attorney-in-fact for and on behalf of each of the Company Securityholders (the “Stockholder Representative”), to give and receive notices and communications, to agree to, negotiate and enter into settlements and compromises of claims, to demand, prosecute and defend claims arising out of this Agreement and the Escrow Agreement and to comply with orders of courts and determinations and awards with respect to claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing.  Such agency may be changed from time to time by the consent of the holders of a majority-in-interest of the Escrow Account upon not less than thirty (30) calendar days’ prior written notice to Parent.  Any vacancy in the position of Stockholder Representative shall be filled by the holders of a majority-in-interest of the Escrow Account.  The Stockholder Representative may resign upon thirty (30) calendar days’ prior written notice to Parent.  No bond shall be required of the Stockholder Representative.  Notices or communications to or from the Stockholder Representative shall constitute notice to or from each Company Securityholder.  Each Company Securityholder hereby agrees to receive correspondence from the Stockholder Representative, including in electronic form.

(b)           The Stockholder Representative shall not have any liability for any Damages to the Company Securityholders for any action taken or suffered by it or omitted hereunder as Stockholder Representative, except as caused by the Stockholder Representative’s gross negligence or willful misconduct.  The Company Securityholders shall indemnify, defend and hold harmless the Stockholder Representative and its successors and assigns from and against any and all Damages arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Stockholder Representative pursuant to the terms of this Agreement, except as caused by the Stockholder Representative’s gross negligence or willful misconduct.  If not paid directly to the Stockholder Representative by the Company Securityholders, any such Damages may be recovered by the Stockholder Representative from the funds in the Escrow Account otherwise distributable to Company Securityholders following the Escrow Release Date pursuant to the terms hereof and the Escrow Agreement at the time of distribution; provided, however, that while this section allows the Stockholder Representative to be paid from the Escrow Account, this does not relieve the Company Securityholders from their obligation to promptly pay such Damages, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise.  The Stockholder Representative may, in all questions arising hereunder, rely on the advice of counsel and the Stockholder Representative shall not be liable to the Company Securityholders for anything done, omitted or suffered by the Stockholder Representative based on such advice.  The Stockholder Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Stockholder Representative.

(c)           A decision, act, consent or instruction of the Stockholder Representative shall be deemed to have been taken or given on behalf of all the Company Securityholders and shall be final, binding and conclusive upon all Company Securityholders, and the Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of, and binding on, each of the Company Securityholders.  Parent, the Company and their respective representatives are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

(d)           At the Closing, Parent shall deliver to the Stockholder Representative Two Hundred Fifty Thousand Dollars ($250,000) of the Merger Consideration (the “Stockholder Representative Account Fund”) which shall be held by the Stockholder Representative in a segregated client bank account for the benefit of the Company Securityholders (the “Stockholder Representative Account”).  The Company Securityholders shall earn no interest on the Stockholder Representative Account Fund.  The Company Securityholders acknowledge that the Stockholder Representative is not providing any investment supervision, recommendations, or advice.  The Stockholder Representative shall have no responsibility or liability for any loss of principal of the Stockholder Representative Account Fund other than as a result of its gross negligence or willful misconduct.  Subject to Section 7.6(f) the Stockholder Representative Account Fund shall remain in the Stockholder Representative Account up to the later of the Earnout Determination Date or the date that all disputes, if any, between the Stockholder Representative and Parent pursuant to this Agreement have been resolved (such later date, the “Stockholder Representative Account Release Date”).

(e)           At the Closing, Parent shall deliver to the Stockholder Representative One Million Dollars ($1,000,000) of the Merger Consideration (the “Retention Amount”) which shall be held by the Stockholder Representative in a segregated client bank account for the benefit of the Company Securityholders (the “Retention Account”).  The Company Securityholders shall earn no interest on the Retention Amount.  The Company Securityholders acknowledge that the Stockholder Representative may select a bank with which it has an existing relationship and is not providing any investment supervision, recommendations or advice.  The Stockholder Representative shall have no responsibility or liability for any loss of principal of the Retention Amount other than as a result of its gross negligence or willful misconduct.  Payment of the Retention Amount shall be made in accordance with the terms of that certain agreement by and among the Stockholder Representative and the parties set forth on the signature page thereto, dated on or around the date hereof, and all such portions of the Retention Amount payable to the Company Securityholders thereunder shall be made on a pro rata basis, as determined by the respective portions of the Merger Consideration withheld from each Company Securityholder in establishing the Retention Account. None of Gilat, Parent or Merger Sub is a party to such agreement or has any rights or obligations thereunder.

(f)           Notwithstanding any other provision of this Agreement or otherwise, the Stockholder Representative is authorized to draw upon the Stockholder Representative Account to pay expenses as it deems, in good faith, to be necessary or appropriate in connection with the defense of indemnity claims, or the enforcement of rights under this Agreement, on behalf of the Company Securityholders, and such other costs and expenses incurred in connection with the consummation of any transaction contemplated by this Agreement.  Payment of the Stockholder Representative Account Fund on the Stockholder Representative Account Release Date shall be made to the Company Securityholders on a pro rata basis, as determined by the portion of the Merger Consideration withheld from each Company Securityholder in establishing the Stockholder Representative Account Fund.

Section 7.7             Exclusive Remedy.  Subject to Section 2.10, Section 2.11, Section 5.12, Section 7.2(b), Section 9.7, the indemnification provided in this Article VII, subject to the limitations set forth herein, shall be the exclusive post-Closing remedy available to any Party in connection with any Damages arising out of or resulting from this Agreement or the transactions contemplated hereby and the Escrow Account shall be the sole source of remedy for any breach of any representation or warranty by the Company under this Agreement.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.1             Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the Stockholders:

(a)           by mutual written consent of Parent and the Company;

(b)           by Parent, if any representation or warranty made by the Company in this Agreement shall not be true and correct, or if the Company breaches or fails to perform any of its covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2 and (ii) cannot be or has not been cured prior to the Outside Date; provided, however, that Parent shall have given the Company written notice, delivered at least ten (10) Business Days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(b) and the basis for such termination;

(c)           by the Company, if any representation or warranty made by Parent, Merger Sub or Gilat in this Agreement shall not be true and correct, or if Parent, Merger Sub or Gilat breaches or fails to perform any of its covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1 and (ii) cannot be or has not been cured prior to the Outside Date; provided, however, that the Company shall have given Parent written notice, delivered at least ten (10) Business Days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(c) and the basis for such termination;

(d)           by either Parent or the Company if the Merger has not been effected on or prior to the close of business on January 12, 2011 (the “Initial Outside Date”); provided, however, that if the conditions set forth in Section 6.1(c) or Section 6.2(c) shall not have been satisfied prior to the Initial Outside Date, such date shall be extended by the sum of (x) sixty (60) days plus (y) the number of Extension Days (the Initial Outside Date, as so extended, if applicable, the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party (A) whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, resulted in, or contributed to, the failure of the Merger to have occurred on or prior to the aforesaid date, (B) who has failed to comply in all material respects with any of its covenants or agreements contained in this Agreement, which failure to comply has not been cured;

(e)           by either Parent or the Company if any court or other Governmental Authority having jurisdiction over a Party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to any Party whose breach of any provisions of this Agreement has been the cause of, resulted in, or contributed in any material respect to, such order, decree, ruling or other action; or

(f)           by Parent if the Company has not delivered copies of written consents by the Stockholders holding a sufficient number of shares of all classes of capital stock to comprise the Requisite Stockholder Approval by 5:00 p.m. local time in San Diego, California, on the second (2nd) Business Day after the Execution Date or if following the Execution Date and prior to the receipt of the Requisite Stockholder Approval, the Company or the Board of Directors of the Company shall have failed to recommend or shall have withdrawn, modified or changed in any respect its recommendation of the approval of this Agreement, the Merger or any of the transactions contemplated hereby.

Section 8.2            Effect of Termination.  In the event of termination of this Agreement by either Parent or the Company pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any inaccuracy or prior breach by such Party of any representation, warranty, covenant or other provision of this Agreement and (b) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in the last sentence of Section 5.4, and the entirety of Section 5.6, Section 5.9, Section 8.2 and Article IX.  In the event of a termination of this Agreement by Parent pursuant to Section 8.1(f), the Company shall pay Parent a termination fee by wire transfer of same day funds of (x) $1,000,000 (One Million Dollars) plus (y) Parent’s reasonable charges and expenses incurred in connection with the transactions contemplated hereby, within two (2) Business Days after such termination and, if the Company enters into a definitive agreement relating to a merger or sale of a majority of the stock or assets of the Company within twelve (12) months of such termination pursuant to Section 8.1(f), then the Company shall pay Parent, prior to the time of execution of such definitive agreement for such transaction, an additional termination fee by wire transfer of same day funds of $4,000,000 (Four Million Dollars).

Section 8.3            Amendment.  Except as is otherwise required by applicable Law, prior to the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent, Merger Sub, Gilat and the Company.  Except as is otherwise required by applicable Law, after the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent, Merger Sub, Gilat and the Stockholder Representative.

Section 8.4            Extension; Waiver.  At any time prior to the Effective Time, the Parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived.  Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  No failure of any Party to exercise any power given such Party hereunder or to insist upon strict compliance by any Party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of that Party’s right to demand exact compliance with the terms hereof.  Any waiver shall not obligate that Party to agree to any further or subsequent waiver or affect the validity of the provision relating to any such waiver.

ARTICLE IX

General Provisions

Section 9.1             Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if such date is not a Business Day) of transmission by facsimile (but only if followed by transmittal by a nationally recognized overnight carrier for delivery on the next Business Day), or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if such date is not a Business Day) if delivered by a nationally recognized overnight courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to Gilat, Parent, Merger Sub, or the Surviving Corporation, to:

Gilat Satellite Networks Ltd.
Gilat House, Yegia Kapayim Street
Daniv Park, Kiryat Arye, Petah Tikva, Israel
Attention: General Counsel
Facsimile No.: 972-3-9252945

with a copy to:

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
Attention: Steven M. Kaufman
Facsimile No.: (202) 637-5910

If to the Company (prior to the Effective Time), to:

Wavestream Corporation
545 West Terrace Drive
San Dimas, California 91773
Attention: President and Chief Executive Officer
Facsimile No.: (909) 599-9082

with a copy to:

Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100
San Diego, CA 92130
Attention:  Scott M. Stanton, Esq.
Taylor L. Stevens, Esq.
Facsimile No.:  (858) 523-2812

If to the Stockholder Representative:

Shareholder Representative Services
601 Montgomery Street, Suite 2020
San Francisco, California 94111
Attention: Managing Director
Facsimile No.: (415) 962-4147

with a copy to:

Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100
San Diego, CA 92130
Attention:  Scott M. Stanton, Esq.
Taylor L. Stevens, Esq.
Facsimile No.:  (858) 523-2812

Section 9.2             Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.3             Entire Agreement; Third-Party Beneficiaries.  The Confidentiality Agreement and this Agreement, together with the Company Disclosure Schedule and the other documents and instruments executed in connection herewith, is an integrated document and contains the sole and entire agreement and understanding between the Parties as to the matters contained herein, and except as expressly provided herein, fully supersedes and merges any and all prior and contemporaneous agreements, understandings, proposals, negotiations, arrangements and/or discussions, both written and oral, among the Parties with respect to the subject matter hereof.  This Agreement, except for the provisions of Section 5.7, Article VII and as expressly provided herein, is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder, provided that the parties hereto agree that the Stockholder Representative shall be a third-party beneficiary to this Agreement and shall have the right, on behalf of the Company Securityholders to enforce any provision of this Agreement that survives the Effective Date and remains a continuing obligation of Parent and/or Surviving Corporation.  This Agreement shall be construed and interpreted without reference to the principle that a contract is to be construed against the drafter of the contract, it being acknowledged that the provisions of this Agreement have been drafted by the Parties during negotiations.

Section 9.4             Governing Law.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)           The jurisdiction and venue in any action brought by any Party pursuant to this Agreement shall properly and exclusively lie in any federal or state court located Wilmington, Delaware.  By execution and delivery of this Agreement, each Party irrevocably submits to the jurisdiction of such courts for himself or itself and in respect of his or its property with respect to such action.  The Parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action.  The Parties further agree that the mailing by certified or registered mail, return receipt requested, to such Party’s address set forth in Section 9.1, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c)           Each of the Parties hereby knowingly, voluntarily and intentionally waives any rights it may have to a trial by jury in respect of any litigation based hereon or arising out of, under or in connection with this Agreement or any of the other documents referred to herein or any course of conduct, course of dealing, statements (oral or written) or actions of the Parties.

Section 9.5             Assignment.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 9.5 shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 9.6             Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.7             Enforcement of this Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached.  Notwithstanding Section 9.8, it is accordingly agreed that the parties hereto and the Disputing Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof; provided, however, that, subject to Section 9.8, such remedy shall be in addition to any other remedy to which any Party is entitled at law or in equity.

Section 9.8             Dispute Resolution.

(a)           Dispute.  Any controversy, claim or dispute of whatever nature, including claims for fraud in the inducement and disputes as to arbitrability, arising between the Company (prior to the Effective Time) or the Stockholder Representative, including the Company Securityholders (after the Effective Time), on the one hand, and Parent, Merger Sub or Surviving Corporation, on the other hand (each, a “Disputing Party”) under this Agreement or in connection with the transactions contemplated hereunder, including those arising out of or relating to the breach, termination, enforceability, scope, validity, or making of this Agreement, whether such claim existed prior to or arises on or after the Closing Date (a “Dispute”), shall be resolved by good faith negotiations among the Disputing Parties, such negotiation not to exceed a period of thirty (30) consecutive days (the “Negotiation Period”).  In the event a Dispute remains unresolved following the Negotiation Period, such Dispute shall be resolved by binding arbitration, unless the Disputing Parties otherwise agree.  The agreement to arbitrate contained in this section shall continue in full force and effect despite the expiration, rescission or termination of this Agreement.

(b)           Arbitration; Submission to Jurisdiction.  Neither Disputing Party shall commence an arbitration proceeding pursuant to the provisions of this Agreement unless such Disputing Party shall first give a written notice (a “Dispute Notice”) to the other Disputing Party setting forth the nature of the Dispute.  The Dispute shall be determined by binding arbitration in Delaware within twenty (20) Business Days after receipt of a Dispute Notice.  The arbitration shall be conducted in accordance with the CPR Institute for Dispute Resolution (“CPR”) Rules for Non-Administered Arbitration (“CPR Rules”), subject to any modifications contained in this Agreement.  The Dispute shall be determined by a single, neutral arbitrator, except that if the Dispute involves an amount in excess of Four Hundred Thousand Dollars ($400,000) (exclusive of interest and costs), three arbitrators shall be appointed.  The Disputing Parties shall agree upon the arbitrator(s) within the (10) Business Days after receipt of a Dispute Notice.  Each arbitrator shall be a retired state or federal judge or an attorney with at least fifteen (15) years of business litigation experience.  If the Disputing Parties are unable to agree upon the arbitrator(s) within such period, the arbitrator(s) shall be selected by CPR in accordance with the CPR Rules.  An award shall be made by a majority of the arbitrators.  The arbitrator(s) shall base the award on the “four corners” of the Agreement, and only when the answer to a Dispute is not contained therein, shall the arbitrators look to the governing law designated herein and judicial precedent in accordance with the terms hereof to resolve the Dispute.  Without limiting the foregoing, nothing herein contained shall be deemed to give the arbitrator(s) any authority, power or right to change, modify, add to or subtract from this Agreement (except as expressly provided herein).

(i)           The arbitrators shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including equitable remedies, rescission, specific performance of any obligation created under the Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process.  The arbitrators shall award to the prevailing party, if any, as determined by the arbitrators, all of such party’s reasonable Expenses.

(ii)           Discovery will be limited to an exchange of directly relevant documents and answers to interrogatories.  Depositions will not be taken except as needed in lieu of a live appearance.  The arbitrator(s) shall resolve any discovery disputes.  The arbitrator(s) and counsel of record will have the power of subpoena process as provided by law.  The Disputing Parties knowingly and voluntarily waive their rights to have any Dispute tried and adjudicated by a judge or a jury.

(iii)           The arbitration shall be governed by the substantive laws of the State of Delaware, applicable federal laws and the CPR Rules, regardless of laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Judgment upon award rendered may be entered in any court having jurisdiction.

(iv)           Except as otherwise required by law or in court proceedings to enforce this Agreement or an award rendered hereunder or to obtain interim relief, the Disputing Parties and the arbitrator(s) agree to keep confidential and not disclose to third parties any information or documents obtained in connection with the arbitration process, including the resolution of the Dispute.  If either Disputing Party fails to proceed with arbitration as provided in this Agreement, or unsuccessfully seeks to stay the arbitration, or fails to comply with the arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other Disputing Party shall be entitled to be awarded Expenses paid or incurred in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

(v)           Each of the Disputing Parties hereto irrevocably submits in any suit, action or proceeding arising out of or related to, and permitted by, this Agreement or any of the transactions contemplated hereby to the non-exclusive jurisdiction (including personal jurisdiction) of the Federal or state courts in the State of Delaware, and each party waives any and all objections to jurisdiction and to forum (including forum non conveniens) that they may have under the laws of the United States or any such State.

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In Witness Whereof, Gilat, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

Gilat Satellite Networks Ltd.

By: __________________________________
Print Name: Amiram Levinberg
Title:  Chief Executive Officer

Spacenet Inc.

By: __________________________________
Print Name: Andreas M. Georghiou
Title:  Chief Executive Officer

Wideband Acquisition Corporation

By: __________________________________
Print Name: Amiram Levinberg
Title:  President and Chief Executive Officer

Wavestream Corporation

By: __________________________________
Print Name:  Clifton L. Cooke, Jr.
Title:  President and Chief Executive Officer

Shareholder Representative Services LLC,
solely in its capacity as the Stockholder Representative

By: __________________________________
Print Name:  W. Paul Koenig
Title:  Managing Director

[Signature Page to Agreement and Plan of Merger]